The results for the years ended December 31, 2000, 1999 and 1998 have been restated from prior periods to reflect the merger of Shire Pharmaceuticals Group plc ("Shire") and BioChem Pharma, Inc. ("BioChem"), which became effective on May 11, 2001, as if the merger had occurred on January 1, 1998.

     The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes appearing elsewhere in this report.

Results of Operations

Years Ended December 31, 2000 and 1999

Overview

     On May 11, 2001, Shire and BioChem merged in a tax-free exchange of shares. Shire exchanged 0.7585 ADR's (2.2757 ordinary shares) for each common share of BioChem, plus cash in lieu of any resulting fractional ADR. This transaction was accounted for as a pooling of interests. Merger transaction expenses and merger related restructuring costs totalling $177.0 million are reflected in Shire's Q2 2001 results of operations.

     For the year ended December 31, 2000, total revenue increased by 25% to $671.1 million, compared to $537.3 million in fiscal 1999. This increase was primarily the result of an increase in product sales. Product sales in the U.S. represent a significant percentage of worldwide sales, increasing to 80% in 2000 from 78% in 1999. Net income for the year ended December 31, 2000 was $211.7 million as compared to a net loss in 1999 of $47.4 million. Net income for the current year includes exceptional income of $93.0 million related primarily to the gain realized on the disposal of the Company's non-strategic long-term investment in North American Vaccine, Inc. The prior year results include $97.1 million in non-recurring asset impairment and restructuring charges and $32.3 million for merger transaction expenses, following Shire's merger with Roberts Pharmaceutical Corporation.

     The Company manages its business along two lines: research & development on a global basis and sales and marketing operations on a geographic basis, each being managed and monitored separately. The three reportable segments are therefore the U.S. and International for the sales and marketing operations, and Global R&D. Additional information regarding segments is provided in Note 23 to the consolidated financial statements.

Total revenues

     The Company's total revenues are derived from three sources: sales of products by the Company's own sales and marketing operations, licensing and development fees and royalties. The following table provides an analysis of the Company's total revenues:

    Total revenues                                2000            Change        1999           Change        1998
    --------------                                ----            ------        ----           ------        ----
                                                    $m                 %          $m                %          $m
                                                    --                 -          --                -          --
    Product sales                                  520              29.7         401             30.6         307
    Licensing and development                       14             (3.0)          14           (26.8)          20
    Royalties                                      136              13.2         120             11.2         108
    Other                                            1            (36.7)           2             18.7           1

                                       1

                                           -----------  ----------------  ----------  ---------------  ----------
    Total                                          671              24.9         537             23.3         436


Product sales

     For the year ended December 31, 2000, total product sales increased by 29.7% to $520.2 million, compared to $401.0 million in the prior year.

     The following table presents the Company's net product sales by operating segment:

    Product sales by segment                    2000            Change        1999           Change        1998
    ------------------------                    ----            ------        ----           ------        ----
                                                  $m                 %          $m                %          $m
                                                  --                 -          --                -          --
    U.S.                                         415              32.2         314             38.3         227


    International                                105              20.7          87              8.8          80
                                         -----------  ----------------  ----------  ---------------  ----------
    Total                                        520              29.7         401             30.6         307

     Of the Company's total product sales in 2000, approximately 43% related to Adderall and DextroStat, the Company's products marketed in the U.S. for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD") (1999: 37.6%). Sales of Adderall and DextroStat were $224.1 million, representing growth of 49% over 1999 sales of $150.8 million. On a combined basis, these products increased their share of the total U.S. ADHD prescriptions written from 30.5% in December 1999 to 35.9% in December 2000.

     Sales of Agrylin, the only U.S. product licensed for the treatment of essential thrombocythemia, grew by 77% to $57.7 million. Shire achieved a prescription share of 19.1% of the total U.S. Agyrlin market, including Hydrea and generic hydroxyurea compared to 13.2% in December 1999.

     Sales of Pentasa, licensed for the treatment of ulcerative colitis, at $54.2 million, were 4% higher than in 1999. Pentasa had a 18.0% share of the U.S. oral mesalamine/olsalazine market in December 2000, compared with 17.8% in December 1999.

     Sales of Carbatrol, one of the most widely used first line treatments for epilepsy, recorded sales growth of 60% to $25.6 million (1999: $16.0 million). In December 2000, Carbatrol gained 31.2% of the extended release carbamazepine market, compared with 22.9% in December 1999.

Royalties

     Development, manufacturing and marketing rights for 3TC and Zeffix are held by GlaxoSmithKline. BioChem receives royalties on worldwide sales of these products, with the exception of Canada, where a partnership has been established between the two companies.

     Royalty revenue increased 13% to $135.5 million in 2000 compared to $119.7 million in 1999. These increases are due to growing sales of Zeffix and a more favourable geographic sales mix for 3TC, on which the Company receives royalties from GlaxoSmithKline. In 2000, worldwide sales of 3TC amounted to $863.5 million, a decrease of 1% compared to sales of $873.1 million in 1999. These amounts include the 3TC sales portion in Combivir, a product that combines in a single tablet two antiretroviral drugs, AZT and 3TC. In 2000, 3TC sales also include the 3TC portion in Trizivir, a product that combines in a single table three antiretroviral drugs, AZT, 3TC and Ziagen. The decrease in 2000 was attributable to exchange losses resulting from the decline of Sterling and the Euro currencies against the US dollar and to significant orders placed in Brazil in 1999 that did not recur in 2000. The financial impact on royalties received by the Company of this decline in Brazilian sales is minimal due to the lower royalty rates paid on these sales.

     Rapidly growing sales of Zeffix, BioChem's discovery for the treatment of chronic hepatitis B, also contributed to the increase in royalty revenue in 2000. Sales of Zeffix totalled $106.9 million in 2000 compared to $24.2 million in 1999. More than 80% of Zeffix sales were in the Asia Pacific region for both periods. The first sales of Zeffix were made in December 1998 for a total of $2.9 million and were primarily in the United States.

Cost of revenues

     For the year ended December 31, 2000 cost of revenues amounted to 19.5% of product sales as compared to 25.7% in 1999. Overall, the higher margin products such as Adderall, Pentasa, and Agrylin have continued to grow at a faster rate than the lower margin products. These three products contributed $325.9 million of sales in the year ended December 31, 2000 compared to $226.4 million in 1999, representing 63% of total product sales in the year ended December 31, 2000 compared to 56% in 1999.

Research and development

     Research and development expenditure increased from $141.1 million in 1999 to $155.1 million in 2000, representing an increase of 10.0%. This increase reflects the significant portion of development projects at Phase II or later where development costs are higher. In 2000, R&D expenditure as a proportion of total revenues is 23.1% (1999: 26.3%)

Selling, general and administrative

     Selling, general and administrative expenses, excluding the effects of a stock option compensation charge of $21.9 million (1999: $11.9 million), increased by $31.8 million from $182.6 million in 1999 to $214.4 million in fiscal 2000.


     A significant component of selling, general and administrative expenses are depreciation and amortization charges, which increased from $34.2 million in 1999 to $38.0 million in 2000.

     As a percentage of product sales, selling, general and administrative expenses (excluding an APB25 stock option compensation charge and depreciation and amortization charges) fell by 3.1% to 33.9%. Increases in sales and marketing expenses in the U.S., including the recruitment of new sales representatives in the fourth quarter of the year, have been reduced by merger cost savings and a one off settlement of a development agreement contract dispute.

In process research and development

     As a result of the acquisition of CliniChem Development Inc., Shire incurred a charge of $27.0 million in the year ended December 31, 2000, representing the acquisition of in process research and development.

Interest income and expense

     In the year ended December 31, 2000, the Company received interest income of $19.2 million compared with $16.0 million in 1999. This increase reflects the average cash balances held during the year. Interest expense increased from $11.6 million in 1999 to $16.4 million in 2000, reflecting an increase in underlying rates of interest of approximately 1% and a full year's interest charge on the convertible loan notes issued in connection with the Arenol buy back.

Other

     Included within other income in the year ended December 31, 2000 is a $99 million gain on the sale of long term investments.

     In March 1997, BioChem agreed to make an investment of CAN$30 million in GeneChem Technologies Venture Fund L.P., a venture capital fund sponsored by BioChem's subsidiary, GeneChem Financial Corporation. This CAN$100 million fund invests in advanced academic research projects and early-stage private or public companies in the area of genomics and related technologies for human application. BioChem's partners in this fund are a select group of financial investors. As of December 31, 2000, CAN$21 million have been invested in GeneChem Technologies Venture Fund L.P., by BioChem.

     In September 2000, BioChem entered into an agreement to invest CAN$15 million in GeneChem Therapeutics Venture Fund L.P., a new CAN$136.5 million capital fund. GeneChem Therapeutics Venture Fund L.P. will invest in genomics companies focusing on cancer and infectious diseases.

     The manager and general partners of GeneChem Technologies Venture Fund L.P., and GeneChem Therapeutic Venture Fund L.P., are subsidiaries of BioChem.

Income Taxes

     For the year ended December 31, 2000, income taxes increased by $26.0 million from $21.7 million to $47.7 million. The Company's effective tax rate in 2000 (before APB 25 charge, gains on disposal of assets and loss from discontinued operations) was 23.3 % (1999: 16.2% before APB 25 charge, gains on disposal of assets and loss from discontinued operations). The Company has recorded net deferred tax assets of approximately $33.5 million (1999: $37.3 million). Realization is dependent upon generating sufficient taxable income to utilize such assets. Although realization of these tax assets is not assured, management believes it is more likely than not that the deferred tax assets will be realized. See note 26 for expiry dates of these tax losses.

Years Ended December 31, 1999 and 1998

Overview

     On December 23, 1999, Shire and Roberts Pharmaceuticals Inc., merged in a tax-free exchange of shares. Shire exchanged 1.0427 ADR's (3,1281 ordinary shares) for each common share of Roberts. This transaction was accounted for as a pooling of interests. Merger transaction expenses and merger related restructuring costs totalling $75.9 million are reflected in the Company's 1999 results of operations.

     The results for the years ended December 31, 1999 and 1998 have been restated from prior periods to reflect the merger of Shire and Roberts as if the merger had occurred on January 1, 1998.

Total revenues


     For the year ended December 31, 1999, total revenue increased by 23.3% to $537.3 million, compared to $435.9 million in fiscal 1998. This increase was primarily the result of an increase in product sales.

Product sales

     For the year ended December 31, 1999, total product sales increased by 30.7% to $401.0 million, compared to $306.7 million in the prior year. Of the Company's total product sales in 1999, 37.6% related to Adderall and DextroStat for the treatment of ADHD (1998:26.1%). On a combined basis, these products increased their share of the total U.S. ADHD prescriptions written from 20.4% in December 1998 to 30.5% in December 1999.

     Other significant contributors to the increase in product sales in 1999 were the U.S. marketed products Pentasa, Carbatrol and Agrylin. The Company acquired Pentasa, licensed for the treatment of ulcerative colitis, in the second quarter of 1998, and recorded sales of $51.8 million in 1999 compared to $33.3 million in 1998. Carbatrol increased its share of the total U.S. extended release carbamazepine prescriptions written to 22.8% in December 31, 1999 from 8.5% in December 1998 and Agrylin sales grew 37% over 1998 to $32.6 million in 1999.

Royalties

     Royalty revenue totalled $119.7 million in 1999 compared to $107.6 million in 1998. This increase is due to royalties received from GlaxoSmithKline on growing sales of 3TC and Zeffix worldwide. In 1999, worldwide sales of 3TC, including the 3TC sales portion in Combivir, a product that combines in a single tablet two antiretroviral drugs, AZT and 3TC, amounted to $873.1 million, an increase of 8% compared to sales of $808.8 million in 1998. Sales of 3TC in the United States represented approximately 52% of overall sales in 1999 and 1998. In addition, sales of Zeffix, BioChem's discovery for the treatment of chronic hepatitis B, also contributed to the increase in royalty revenue in 1999. Sales of Zeffix totalled $24.2 million in 1999 of which more than 80% were in Asia. The first sales of Zeffix were made in December 1998 for a total of $2.9 million and were primarily in the United States.

Cost of revenues

     For the year ended December 31, 1999 cost of revenues amounted to 25.7% of product sales as compared to 33.6% in 1998. The decrease in cost of revenues percentage and corresponding increase in gross margin is attributable to an improved product mix and to the faster growth of products with a higher gross margin.

Costs and expenses

     In 1999 the Company recorded charges totalling $135.2 million pre-tax for asset impairments ($48.5 million), merger-related transaction expenses ($32.3 million), restructuring ($43.6 million), loss on product dispositions ($5.8 million) and other charges ($5.0 million). These charges are disclosed separately within operating expenses in the consolidated statements of income.

     The Company recorded an impairment charge of $34.2 million to adjust intangible asset values, primarily product rights, to their estimated fair value. These charges are consistent with the Company's accounting policy to review periodically the carrying value of the intangibles and evaluate whether there has been any impairment in the carrying value of those intangibles. The estimated fair value has been calculated using projected discounted cash flows of the products. Other asset impairments included the write off of inventory held for research and development work and duplicate equipment ($3.2 million), adjustments to the carrying value of the RiboGene investment to market value at the year end ($7.6 million), and write down of receivables to their estimated realizable value ($3.5 million).

The components of the restructuring charge are as follows:

                                                       $m
                                                       --
     Employee termination costs                      37.9
     Property                                         5.7
                                              -----------
                                                     43.6

     In December 1999, the decision was made to close the Roberts' office facility in Eatontown, New Jersey and consolidate the sales and marketing operations into the existing Company facility in Florence, Kentucky and transfer the research and development activities to Shire's facility in Rockville, Washington. Similarly, Roberts' sales and marketing operation in the U.K. was combined with the Company's established operation in Andover, Hampshire. The office facility in Eatontown was closed as of April 28, 2000 while the U.K. duplicate facility was closed on March 10, 2000. The Company completed the sale of the Eatontown facility during the third quarter of 2000.

     As a result of the restructuring and elimination of duplicate facilities, the Company identified a number of sales and marketing, research and development and administrative positions to be terminated. These employees were notified of their termination prior to December 31, 1999. The employee termination costs consisted of payments for severance, medical and other benefits, outplacement counselling, acceleration of pension benefits and excise taxes. The Company completed the restructuring program during the fourth quarter of 2000, and the restructuring reserve of $43.6 million was fully utilized by December 31, 2000.

Research and development

     Research and development expenditure increased from $98.0 million in 1998 to $141.1 million in 1999, representing an overall increase of 44.0 %. This increase reflects the significant portion of development projects at Phase II or later where development costs tend to be higher. In 1999, R&D expenditure as a proportion of total revenues is 26.3% (1998: 22.5%)

Selling, general and administrative expenses

     Selling, general and administrative expenses increased $37.0 million from $157.5 million in 1998 to $194.5 million in fiscal 1999, primarily due to an increase in size of the U.S. sales force and higher levels of marketing expenditure.

     A significant component of selling, general and administrative expenses are depreciation and amortization charges, which increased from $29.8 million in 1998 to $34.2 million in 1999, mainly due to the addition of the Pentasa and Agrylin product rights.

     As a percentage of total revenues, selling, general and administrative expenses were constant at approximately 36 % in 1998 and 1999.

Interest income and expense

     In the year ended December 31, 1999 the Company received interest income of $16.0 million compared with $15.7 million in 1998. The flat interest income is due to the payment of $80 million with respect to the shares repurchased from GlaxoSmithKline in 1999. Interest expense increased from $6.6 million in 1998 to $11.6 million in 1999 as a result of a full year's interest expense from the financing of the Pentasa acquisition.

Income Taxes

     For the year ended December 31, 1999, income taxes increased $14.0 million from $7.7 million to $21.7 million. The Company's effective tax rate in 1999 (before merger related transaction expenses, restructuring costs and asset impairments) was 16.2 %. The Company has recorded net deferred tax assets of approximately $37.3 million. Realization is dependent upon generating sufficient taxable income to utilize such assets. Although realization on these tax assets is not assured, management believes it is more likely than not that the deferred tax assets will be realized.

Discontinued Operations

     In March 2000 the diagnostics business of BioChem was divested following the adoption of a formal plan on January 29, 1999.

Liquidity and Capital Resources

     The Company has financed its operations since inception through private and public offerings of equity securities, the issuance of loan notes, collaborative licensing and development fees, product sales and investment income.

     The Company's funding requirements depend on a number of factors, including the Company's product development programs, business and product acquisitions, the level of resources required for the expansion of marketing capabilities as the product base expands, increased investment in accounts receivable and inventory which may arise as sales levels increase, competitive and technological developments, the timing and cost of obtaining required regulatory approvals for new products, and the continuing revenues generated from sales of its key products.

     As of December 31, 2000 and 1999, the Company had cash, cash equivalents and marketable securities of $463.7 million and $291.3 million, respectively, which consisted of immediately available money market fund balances and investment grade securities.

Debt

     In 1998, the Company acquired the product rights to Pentasa. The majority of the purchase price was financed through a credit agreement between Roberts, Credit Suisse First Boston ("CSFB"), previously known as DLJ Capital Funding Inc. and various other lenders. Under this credit agreement, the merger of Shire and Roberts constituted a change of control which triggered the acceleration of the repayment of the principal amounts outstanding. On November 19, 1999, Roberts, Shire's U.S. subsidiaries and The Company entered into an agreement with CSFB to replace the existing credit agreement with a $250 million credit facility consisting of a $125 million five-year revolving credit facility and a $125 million five-year term loan facility. In connection with the credit facility, the Company is subject to certain affirmative and negative covenants and maintenance tests that require the Company to maintain a net minimum worth, a specified leverage ratio and a specific coverage ratio. At December 31, 2000 the Company satisfied the aforementioned covenants and maintenance tests.

Capital expenditure

     Capital expenditure in the year ended December 31, 2000 of approximately $44.2 million included the purchase of the Company's new head office facility in Basingstoke, Hampshire, U.K. for approximately $17.4 million. Other expenditure on tangible fixed assets included the purchase of research and development equipment by BioChem and investment in computer equipment across all operational areas.

     Capital expenditures in fiscal 1999 of approximately $26.5 million were principally for the upgrade and expansion of sales and administration functions. Capital expenditure in 1998 of approximately $25.9 million primarily relates to an upgrade of the manufacturing facility in Canada and significant investments in new computer hardware and software.

Product acquisitions

     In May 2000, the Company acquired certain European and Nordic rights to balsalazide, a treatment for ulcerative colitis, from Salix Pharmaceuticals Ltd. In the year ended December 31, 2000 the Company paid a total of $15.9 million under the agreement which included $2.5 million by way of the issue of 160,546 new Shire ordinary shares.

     In November 2000, the Company acquired extended distribution and other ancillary rights for ProAmatine from Nycomed for approximately $21 million, including the ending of royalty obligations to Nycomed which enhanced gross margins of this product.

Business combinations and divestitures

     On May 11, 2001, Shire and BioChem merged in a tax-free exchange of shares. Shire exchanged 0.7585 ADR's for each common share of BioChem, plus cash in lieu of any resulting fractional ADR. This transaction was accounted for as a pooling of interests. On May 8, 2001 Shire received the approval of the Minister responsible for the Investment Canada Act, that Shire's propsoed merger with BioChem had been approved. In this connection undertakings were made by Shire which were consistent with its plans for the enlarged Shire Group and with the operating synergies outlined in the Circular and Listing Particulars issued for the Shire BioChem merger.

     During October and November 1999 the Company acquired the European sales and marketing subsidiaries from Fuisz Technologies Ltd. The operations located in France, Germany and Italy were acquired for $39.5 million in cash. A substantial portion of the purchase price was allocated to intangible assets, which are amortized over 20 years.

     On December 23, 1999 Shire, and Roberts merged in a tax-free exchange of shares. This transaction was accounted for as a pooling of interests. Shire exchanged 1.0427 ADR's for each common share of Roberts. Merger transaction expenses and merger-related restructuring costs totalled $75.9 million. These charges are disclosed separately in operating expenses.

     On January 13, 1999 Shire disposed of its Indianapolis manufacturing plant for a net consideration after expenses of $1.5 million including a loan note of $0.5 million. The net gain of $0.8 million is included in results of operations. During November 1999, the Company sold the product Tigan for $6.4 million. The Company incurred a loss on disposal of $5.8 million, which is included within the results of operations.

     Included in other income are net gains on sale of long-term investments of $93.2 million in 2000 and $16.1 million in 1999. These represent gains realized on non-strategic long-term investments. In 2000 it is mainly comprised of the gain realized on the sale of the Company's investment in North American Vaccine, Inc. In 1999 the investments sold included Antisoma plc, a United Kingdom based public company, and a portion of the Company's investment in North American Vaccine, Inc.

     The loss from discontinued operations of $12.2 million in 1999 represents losses related to the Company's diagnostic subsidiary, which was divested during 2000. This amount included a charge of $11.4 million to reflect the loss related to the divestments. For accounting purposes, the transaction is not recorded as a sale since certain risks of ownership were not transferred to the buyer. Accordingly, the net assets transferred to the buyer are presented in the non-current asset section of the Company's balance sheet as "Net assets of business transferred under contractual agreements." See Note 2(b).

Other commitments


     Information regarding other commitments is disclosed in Note 19 to the consolidated financial statements.

Foreign currency fluctuations

     The parent company and a number of subsidiary operations are located outside the U.S. As such, the consolidated financial results are subject to fluctuations in exchange rates, particularly those between the U.S. dollar, British pound, Canadian dollar and Euro zone currencies. The accumulated foreign currency translation differences are reported within accumulated other comprehensive income.

Concentration of credit risk

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of short-term cash investments and trade accounts receivable.

     As revenues are mainly derived from agreements with major pharmaceutical companies and relationships with drug distributors, and such clients typically have significant cash resources, any credit risk associated with these transactions is considered minimal. The Company operates credit evaluation procedures.

     Excess cash is invested in short-term money market instruments, including bank and building society term deposits and commercial paper from a variety of companies with strong credit ratings. These investments typically bear minimal risk.

Inflation

     Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by the Company. However, management believes that the net effect of inflation on the Company's operations has been minimal during the past three years.

Year 2000

     The Company experienced no significant Year 2000 compliance issues and Year 2000 issues did not have a material effect on its business, results of operations, or financial condition.

Euro Conversion

     On January 1, 1999, the European Economic and Monetary Union ("EMU") introduced the Euro as the official currency of the 11 participating member countries. On that date, the currency exchange rates of the participating countries were fixed against the Euro. There is a three year transition to the Euro. At the end of 2001 the currency will come into circulation and national currencies will be withdrawn by July 2002.

     The U.K. did not participate in the EMU at the commencement of the third stage on January 1, 1999 and it is uncertain whether or on what terms the U.K. would be permitted to join at a later date. There can be no prediction as to whether the U.K. will participate in the EMU or as to the rate at which the pound sterling would be converted into the Euro. Furthermore, there can be no prediction as to the likely impact on the U.S. dollar/sterling exchange rate of a decision by the U.K. to participate in the EMU.

     It is anticipated that the pricing of goods and services will be more transparent through the use of a single currency within the participating member states. Competition is likely to increase with the greater price transparency and removal of exchange rate risk. In the longer term more general price convergence is likely, assuming the EMU leads to greater harmonization of healthcare policies across the participating member states.

     The Company has sales and marketing operations in the Republic of Ireland, France, Germany, Spain and Italy and therefore there may be some impact on the Company's business and competitive position as a result of the increased price transparency.

     The Company has reviewed its financial and operating systems and is satisfied that the introduction of the Euro will not cause any disruption to the business, and that the systems are in place to receive and make payments in Euros. The Company will continue to monitor the U.K.'s stance in relation to participation in the Euro and assess the impact of any significant changes in policy.

Quantitative and Qualitative Disclosures About Market Risk

The Company's principal treasury operations are managed by its treasury function based in the U.K. in accordance with its treasury policies and procedures which are approved by The Company's Board. As a matter of policy, the Company does not undertake speculative transactions which would increase its currency or interest rate exposure.

The Company is subject to market risk exposure in the following areas:

     o    Interest rate market risk

          The Company has cash and cash equivalents on which interest income is earned at variable rates.

          The Company also has a $250 million credit facility including a $125 million five-year revolving credit facility (including a $25 million letter of credit facility) and a $125 million five-year term loan facility. The applicable interest rate on the credit facility ranges between 0.5% and 1.5% over the prime rate of Credit Suisse First Boston or the Federal Funds Rate plus 0.5% or between 1.5% and 2.5% over the London Interbank Overnight rate, in each case depending on The Company's credit rating. The facility is secured by all material property owned by The Company and its subsidiaries and the capital stock of The Company's subsidiaries. If The Company's credit rating reaches specified levels, the facility will not be secured. The facility contains customary covenants and additional maintenance tests that require The Company to maintain a minimum net worth, a specified leverage ratio and a specified coverage ratio.

          The Company has no amounts due in respect of debt denominated in foreign currencies.

          As at December 31, 2000 and 1999 the Company had utilized the $125 million five-year term loan facility but no other amounts were drawn in respect of the remaining $125 million five-year revolving credit facility. The $125 million five-year term loan was repaid in 2001.

     o    Foreign exchange market risk

          The parent company and a number of subsidiary operations are located outside the U.S. As such, the consolidated financial results are subject to fluctuations in exchange rates, particularly between the British pound, Euro zone currencies and Canadian dollar against the U.S. dollar. The financial statements of foreign entities are translated using the accounting policies described in Note 1 of the Notes to the Consolidated Financial Statements. The exposure to foreign exchange market risk is managed by the Company's treasury function, using forecasts provided by the operating units.

          There have been no significant changes to the Company's exposure to market risks during the year ended December 31, 2000.

                         SHIRE PHARMACEUTICALS GROUP PLC

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS



Reports of Independent Public Accountants

Consolidated Balance Sheets as of December 31, 1999 and 2000

Consolidated Statements of Income for the years ended
December 31, 1998, 1999 and 2000

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1998, 1999 and 2000

Consolidated Statements of Comprehensive Income / (Losses) for the years ended December 31, 1998, 1999 and 2000

Consolidated Statements of Cash Flows for the years ended
December 31, 1998, 1999 and 2000

Notes to the Consolidated Financial Statements

Report of Independent Public Accountants

To the shareholders of Shire Pharmaceuticals Group plc

     We have audited the accompanying consolidated balance sheets of Shire Pharmaceuticals Group plc and its subsidiaries as of 31 December 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' investment and cashflows for the years ended 31 December 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We did not audit the financial statements for the year ended 31 December 1998 of Roberts Pharmaceutical Corporation, a company acquired during 1999 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Shire Pharmaceuticals Group plc and reflect total assets and total revenues of 40% and 40%, respectively, of the related consolidated totals for the year ended 31 December 1998. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Roberts Pharmaceutical Corporation for the year ended 31 December 1998, is based solely upon the report of the other auditors.

     We did not audit the financial statements for the year ended 31 December 2000, 1999 and 1998 of BioChem Pharma Inc., a company acquired in 2001 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Shire Pharmaceuticals Group plc and reflect total assets of 35%, 33% and 37% , and total revenues of 23%, 25% and 29%, respectively, of the related consolidated totals for the years ended 31 December 1998, 1999 and 2000, after restatement to reflect certain adjustments as set forth in note 3. The financial statements prior to those adjustments were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for BioChem Pharma Inc., for the years ended 31 December 2000, 1999 and 1998 is based solely upon the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Shire Pharmaceuticals Group plc and subsidiaries as of 31 December 2000 and 1999, and the results of their operations and their cash flows for the year ended 31 December 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.


Arthur Andersen
Chartered Accountants

1.     Reading, UK

15 August 2001

Report of Independent Auditors

To the Board of Directors

Roberts Pharmaceutical Corporation

     We have audited the consolidated balance sheet of Roberts Pharmaceutical Corporation (the "Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flow for the year ended December 31, 1998, which are not separately presented herein. Our audit also included the financial statement schedule of Roberts Pharmaceutical Corporation, not separately presented herein, listed in the Index at Item 14(a) of the Roberts Pharmaceutical Corporation Annual Report on Form 10-K/A. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1998 and the consolidated results of their operations and their cash flow for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole present fairly in all material respects, the information set forth therein for 1998.


Ernst & Young LLP
MetroPark, New Jersey
February 16, 1999

Report of independent auditors

To the shareholders of BioChem Pharma Inc.

We have audited the consolidated balance sheets of BioChem Pharma Inc. as at December 31, 2000 and 1999 and the consolidated statements of earnings, changes in shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada for the years ended December 31, 2000, 1999 and 1998 and in accordance with auditing standards generally accepted in the United States of America for the year ended December 31, 2000. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998 in accordance with generally accepted accounting principles in the United States of America.

On January 25, 2001, we also reported separately to the shareholders of BioChem Pharma Inc. on consolidated financial statements for the same period, expressed in Canadian dollars, prepared in accordance with generally accepted accounting principles in Canada.

Raymond Chabot Grant Thornton
General partnership
Chartered Accountants

Montreal, Quebec
January 25, 2001

                           CONSOLIDATED BALANCE SHEETS
                         (In thousands of U.S. dollars)
                                                                                  December 31,         December 31,
                                                                                          2000                 1999
                                                                                         $'000                $'000
ASSETS
Current assets:
Cash and cash equivalents                                                               93,266              102,502
Marketable securities and other current asset investments                              370,425              188,765
Accounts receivable, net                                                               144,175              104,994
Inventories, net                                                                        49,612               41,780
Deferred tax asset                                                                      26,990                5,520
Prepaid expenses and other current assets                                               11,385               14,368
Current assets of discontinued operations                                                    -               62,094
                                                                                  ------------         ------------
Total current assets                                                                   695,853              520,023

Investments                                                                             74,314               58,643
Marketable securities, long-term                                                             -               15,444
Property, plant and equipment, net                                                     131,224              116,713
Intangible assets, net                                                                 578,436              578,419
Deferred tax asset                                                                       6,543               31,799
Net assets of business transferred under contractual arrangements
                                                                                        35,850                    -
Other assets                                                                            26,275                7,194
Non-current assets of discontinued operations                                                -               23,556
                                                                                  ------------         ------------
Total assets                                                                         1,548,495            1,351,791
                                                                                  ------------         ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current instalments of long-term debt                                                   81,811               10,024
Accounts and notes payable                                                             113,446              133,607
Other current liabilities                                                               32,593               60,700
Current liabilities of discontinued operations                                               -               29,487
                                                                                  ------------         ------------
Total current liabilities                                                              227,850              233,818
Long-term debt, excluding current instalments                                          132,063              212,654
Other non-current liabilities                                                           14,196                1,345
Non-current liabilities of discontinued operations                                           -               24,088
                                                                                  ------------         ------------
Total liabilities                                                                      374,109              471,905
                                                                                  ------------         ------------
Shareholders' equity:
Common stock, 5p par value; 800,000,000 shares authorized; and 488,015,304
shares issued and outstanding (1999:474,400,202)                                        40,292               39,241
Additional paid-in capital                                                           1,209,448            1,097,567


                                       17

Accumulated other comprehensive losses                                                (60,550)             (30,391)
Accumulated deficit                                                                   (14,804)            (226,531)
                                                                                  ------------         ------------
Total shareholders' equity                                                           1,174,386              879,886
                                                                                  ------------         ------------
Total liabilities and shareholders' equity                                           1,548,495            1,351,791
                                                                                  ------------         ------------

The results for the years ended December 31, 2000 and 1999 have been restated to include the results of BioChem Pharma Inc. which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

The accompanying notes are an integral part of these consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

         (In thousands of U.S. dollars, except share and per share data)

Years ended December 31,                                                      2000               1999               1998
                                                                             $'000              $'000              $'000
                                                                      ------------       ------------       ------------



Revenues:
Product sales                                                              520,231            400,959            306,683
Licensing and development                                                   14,147             14,585             19,920
Royalties                                                                  135,470            119,714            107,621
Other revenues                                                               1,262              1,995              1,681
                                                                      ------------       ------------       ------------
Total revenues                                                             671,110            537,253            435,905

Costs and expenses:
Cost of revenues                                                           101,371            103,047            102,978
Research and development                                                   155,145            141,112             97,966
Selling, general and administrative (inclusive of stock option compensation charge of $21,914, $11,933 and $5,459
respectively)                                                              236,289            194,513            157,462
Other charges:
In process research and development                                         26,947                  -                  -
Restructuring charges                                                            -             97,132                  -
Merger transaction expenses                                                      -             32,279              4,383
Loss/(profit) on sale of product rights                                          -              5,824              (220)
                                                                      ------------       ------------       ------------
Total operating expenses                                                   519,752            573,907            362,569
                                                                      ------------       ------------       ------------
Operating income/(loss)                                                    147,549           (36,654)             73,336

Interest income                                                             19,232             15,957             15,725
Interest expense                                                          (16,413)           (11,644)            (6,648)
Other income                                                               105,214             18,751              9,399
                                                                      ------------       ------------       ------------
Total other income, net                                                    108,033             23,064             18,476
                                                                      ------------       ------------       ------------


                                       18

Income/(loss) before income taxes                                          259,391           (13,590)             91,812

Income taxes                                                              (47,664)           (21,663)            (7,665)
                                                                      ------------       ------------       ------------
Net income/(loss) from continuing operations                               211,727           (35,253)             84,147
Discontinued operations (net of taxes)                                           -           (12,179)            (2,107)
                                                                      ------------       ------------       ------------
Net income/(loss)                                                          211,727           (47,432)             82,040
                                                                      ------------       ------------       ------------
Net income/(loss) per share:
Basic
 - Continuing operations                                                     43.8c             (7.3)c              17.5c
 - Discontinued operations                                                       -             (2.5)c             (0.4)c
 - Net income                                                                43.8c             (9.8)c              17.1c
Diluted
 - Continuing operations                                                     42.8c             (7.3)c              17.0c
 - Discontinued operations                                                       -             (2.5)c             (0.4)c
 - Net income                                                                42.8c             (9.8)c              16.6c
Weighted average number of shares:
Basic                                                                  482,890,070        484,358,876        480,827,784
Diluted                                                                494,691,805        488,138,499        494,149,715

The results for the years ended December 31, 2000 and 1999 have been restated to include the results of BioChem Pharma, Inc. which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

The results for the year ended December 31, 1998 have been restated to include the results of BioChem Pharma, Inc. and Roberts Pharmaceutical Corporation, which were both accounted for as a pooling of interests in accordance with APB16, Accounting for Business Combinations.

The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                (In thousands of U.S. dollars except share data)

                                                                                              Accumulated
                                                 Common stock    Additional    Accumu-lated   other comp-        Total
                                      Common      No. shares      paid-in        deficit       prehensive    shareholders'
                                       stock         `000         capital         $'000          losses         equity
                                       $'000                       $'000                         $'000           $'000
                                    -----------   ------------  -------------  ------------- -------------- ---------------
Balances as of
December 31, 1997                        30,853        370,888      1,017,463      (121,723)       (13,947)         912,646
Net income                                    -              -              -         82,040              -          82,040
Dividends paid by pooled entity               -              -              -           (34)              -            (34)
Foreign currency translation                  -              -              -              -       (17,317)        (17,317)
Issuance of common stock                    905         10,861         57,110              -              -          58,015
Issuance of common stock by pooled
entity                                        -              -          9,220              -              -           9,220
Issuance costs                                -              -        (2,124)              -              -         (2,124)
Options exercised                           566          6,793          6,169              -              -           6,735
Stock option compensation                     -              -          5,497              -              -           5,497
Tax benefit associated with
exercise of stock options                     -              -          3,006              -              -           3,006
Unrealized loss on available for
sale investments                              -              -              -              -        (2,047)         (2,047)
                                    -----------   ------------  -------------  ------------- -------------- ---------------
Balances as of
December 31, 1998                        32,324        388,542      1,096,341       (39,717)       (33,311)       1,055,637
Net loss                                      -              -              -       (47,432)              -        (47,432)
Foreign currency translation                  -              -              -              -          1,048           1,048
Issuance of common stock for
acquisitions                              8,123        100,767        (8,123)              -              -               -
Issuance of common stock by pooled
entity                                        -              -          8,615              -              -           8,615
Options exercised                           266          3,297          5,983              -              -           6,249
Repurchase of common stock              (1,472)       (18,206)       (19,146)      (139,382)              -       (160,000)
Stock option compensation                     -              -         11,933              -              -          11,933
Tax benefit associated with
exercise of stock options                     -              -          1,964              -              -           1,964
Unrealized gain on available for
sale investments                              -              -              -              -          1,872           1,872
                                    -----------   ------------  -------------  ------------- -------------- ---------------
Balances as of
December 31, 1999                        39,241        474,400      1,097,567      (226,531)       (30,391)         879,886


                                       20



Net income                                    -              -             -        211,727              -        211,727
Reclassification adjustment for
realized loss included in net
earnings                                      -              -             -              -          1,356          1,356
Unrealized holding loss on
available for sale investments                -              -             -              -           (48)           (48)
Foreign currency translation                  -              -             -              -       (31,467)       (31,467)
Issuance of common stock                    137          1,843        11,720              -              -         11,857
Issue costs                                   -              -       (3,385)              -              -        (3,385)
Options exercised                           914         11,772        50,850              -              -         51,764
Stock option compensation                     -              -        21,914              -              -         21,914
Tax benefit associated with
exercise of stock options                     -              -        30,782              -              -         30,782
                                    -----------   ------------ -------------  ------------- -------------- ---------------
Balances as of
December 31, 2000                        40,292        488,015     1,209,448       (14,804)       (60,550)      1,174,386
                                    -----------   ------------ -------------  ------------- -------------- ---------------

The results for the years ended December 31, 2000 and 1999 have been restated to include the results of BioChem Pharma, Inc. which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

The results for the year ended December 31, 1998 have been restated to include the results of BioChem Pharma, Inc. and Roberts Pharmaceutical Corporation, which were both accounted for as a pooling of interests in accordance with APB16, Accounting for Business Combinations.

The accompanying notes are an integral part of these consolidated financial statements.

            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSSES)

                         (In thousands of U.S. dollars)


Years ended December 31,                                                        2000             1999             1998
                                                                               $'000            $'000            $'000
                                                                       -------------    -------------    -------------
Net income/(loss)                                                            211,727         (47,432)           82,040
Foreign currency translation adjustments                                    (31,467)            1,048         (17,317)
Reclassification adjustments for realized loss included in net                 1,356                -                -
earnings
Unrealized holding (loss)/gain on marketable securities and
non-current investments                                                         (48)            1,872          (2,047)
                                                                       -------------    -------------    -------------
Comprehensive income/(loss)                                                  181,568         (44,512)           62,676
                                                                       -------------    -------------    -------------

There are no material tax effects related to the items included above.

The results for the years ended December 31, 2000 and 1999 have been restated to include the results of BioChem Pharma, Inc. which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

The results for the year ended December 31, 1998 have been restated to include the results of BioChem Pharma, Inc and Roberts Pharmaceutical Corporation which were accounted for in a pooling of interest in accordance with APB16, Accounting for Business Combinations.

The accompanying notes are an integral part of these consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (In thousands of U.S. dollars)


Years ended December 31,                                                            2000             1999              1998
                                                                                   $'000            $'000             $'000
                                                                              ----------       ----------        ----------
Cash flows from operating activities:
Net income/ (loss)                                                               211,727         (47,432)            82,040
Loss from discontinued operations                                                      -           12,179             2,107

Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Acquired in process research and development                                      26,947                -                 -
Depreciation and amortization                                                     37,987           34,172            29,929
Stock option compensation                                                         21,914           11,933             5,459
Tax benefit of stock option compensation, charged directly to equity              30,782            1,967             3,046
Non-cash exchange gains and losses                                               (1,676)            (664)           (1,816)
(Gain)/loss on sale of fixed assets                                                    -            (828)                16
Loss on sale of intangible assets                                                  1,514            5,825                 -
Gain on sale of long term investments                                           (98,627)         (16,142)                 -
Write-down of investment                                                               -            7,546                 -
Share of loss in equity method investees                                           3,809            3,670                 -
Acquisition of non-controlling interest                                                -                -             (962)
Other elements                                                                     1,102            1,563               607
(Increase)/decrease in accounts receivable                                      (52,570)            1,898          (32,443)
Increase in inventory                                                            (7,916)          (7,165)           (5,755)
Decrease/(increase) in deferred tax asset                                          3,782              535           (4,420)
Increase in accounts payable                                                      37,727           49,868            23,329
Prepaid expenses                                                                   1,215          (2,491)           (1,773)
Reserve for restructuring charges                                               (83,608)           83,608                 -
                                                                              ----------       ----------        ----------
Net cash provided by operating activities                                        134,109          140,042            99,364
                                                                              ----------       ----------        ----------
Cash flows from investing activities:
(Investment in)/redemption of marketable securities                            (249,149)        (125,661)         (189,176)
Increase in cash placed on short term deposit                                   (53,404)          (4,677)          (35,664)
Maturity of temporary investments                                                116,534          174,241            80,282
Purchase of long-term investment                                                (16,995)         (10,960)          (35,631)
Purchase of subsidiary undertakings                                                    -         (32,000)         (101,346)
Expenses of acquisition                                                          (1,461)                -             (551)
Additional investment in existing subsidiary                                    (32,302)                -                 -
Net cash acquired with subsidiary undertakings                                         -            1,979                 -
Purchase of intangible assets                                                   (38,379)         (57,848)         (142,258)
Purchase of fixed assets                                                        (44,243)         (26,459)          (25,913)
Purchase of other assets                                                         (6,658)          (5,077)           (2,793)
Proceeds from sale of intangible fixed assets                                          -            6,575             1,033


                                       23

Proceeds from sale of fixed assets                                                12,007            2,118                60
Collection on notes receivable                                                       766            7,195             1,751
Proceeds from sale of long term investments                                      123,327           21,407                 -
Acquisition of equity method investments                                               -                -          (10,932)
Other                                                                            (1,427)          (1,400)             (901)
                                                                              ----------       ----------        ----------
Net cash used in investing activities                                          (191,384)         (50,567)         (462,039)
                                                                              ----------       ----------        ----------

Cash flows from financing activities:
Net increase/(decrease) in bank indebtedness                                           -          (1,487)             1,305
Long-term debt issued                                                                  -                -           126,010
Payments on long-term debt, capital leases and notes                             (8,514)         (13,962)          (17,162)
Payment of debt issuance costs                                                         -                -           (2,528)
Proceeds from issue of common stock, net                                          14,589           11,342           136,411
Repurchase of common stock                                                             -         (81,544)                 -
Proceeds from exercise of options                                                 45,647            3,523             4,082
Proceeds from issue of preferred stock                                                 -                -             4,494
Cash dividends paid                                                                    -                -             (150)



                                                                              ----------       ----------        ----------
Net cash provided by (used in) financing activities                               51,722         (82,128)           252,462
                                                                              ----------       ----------        ----------
Effect of foreign exchange rate changes on cash and cash equivalents             (1,975)              934           (5,009)
Cash flows provided by (used in) discontinued operations                         (1,708)          (6,945)             1,599
                                                                              ----------       ----------        ----------
Net (decrease)/increase in cash and cash equivalents                             (9,236)            1,336         (113,623)
Cash and cash equivalents at beginning of period                                 102,502          101,166           214,789
                                                                              ----------       ----------        ----------
Cash and cash equivalents at end of period                                        93,266          102,502           101,166
                                                                              ----------       ----------        ----------

Supplemental cash flow information:

Years ended December 31,                                                            2000             1999              1998
                                                                                   $'000            $'000             $'000
                                                                              ----------       ----------        ----------
Interest paid                                                                     12,264           11,927             4,395
Income taxes paid                                                                 14,095           18,074             8,621

Non cash activities:
Notes issued for product acquisitions                                                  -           11,800                 -
Notes received for sale of product rights                                              -                -               218
Common stock issued for product acquisitions                                       3,085                -            11,572
Common stock issued on conversion of zero-coupon note
                                                                                   8,772                -            14,042
Debt assumed on acquisition of subsidiaries                                            -            3,300                 -
Capitalized leases                                                                     -                -               131

The results for the years ended December 31, 2000 and 1999 have been restated to include the results of BioChem Pharma, Inc. which was accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations.

The results for the year ended December 31, 1998 have been restated to include the results of BioChem Pharma, Inc and Roberts Pharmaceutical Corporation which were accounted for in a pooling of interests in accordance with APB16, Accounting for Business Combinations.

The accompanying notes are an integral part of these consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

a) Description of Operations and Principles of Consolidation

     Shire is an international specialty pharmaceutical company with a strategic focus on three therapeutic areas, central nervous system disorders, oncology and antivirals, and on vaccines.

     The Company has a global sales and marketing infastructure with its own direct marketing capability in the U.S., Canada, the U.K. and the Republic of Ireland, France, Germany, Italy and Spain. Shire also covers the other significant pharmaceutical markets indirectly through distributors. The business is managed within three operating segments: U.S., International and Global Research and Development. Within these segments, revenues are derived from three sources: sales of products by the Company's own sales and marketing operations, licensing and development fees, and royalties.

In the U.S., the Company's principal products include Adderall for the treatment of Attention Deficit Hyperactivity Disorder, Agrylin for the treatment of elevated blood platelets, Pentasa for the treatment of ulcerative colitis, Carbatrol for the treatment of epilepsy and ProAmatine for the treatment of orthostatic hypotension. In addition, the Company receives royalties on sales of Reminyl for the treatment of Alzheimer's disease marketed by Johnson & Johnson, and Epivir, Combivir and Trizivir for the treatment of HIV/AIDS and Epivir-HBV for the treatment of hepatitis B marketed by GlaxoSmithKline.

Within the International segment, the Company's principal products include:

     in the U.K., the Calcichew range, used primarily as adjuncts in the treatment of osteoporosis and Reminyl.

     in Canada, 3TC, Combivir and Heptovir marketed in partnership with GlaxoSmithKline.

     The accompanying consolidated financial statements include the accounts of Shire Pharmaceuticals Group plc and all its subsidiary undertakings after elimination of intercompany accounts and transactions.

b) Use of Estimates in Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c) Revenue Recognition

     The Company's principal revenue streams and their respective accounting treatments are discussed below. This is in accordance with SAB 101, under which revenue is recognized when:

     o    there is persuasive evidence of an arrangement;

     o    delivery of products has occurred or services have been rendered;

     o    the seller's price to the buyer is fixed or determinable; and

     o    collectibility is reasonably assured.

     (i)  Product sales
          Revenue for the sales of products is recognized as net revenue upon shipment to customers. Provisions for certain rebates, product returns and discounts to customers are provided for as reductions to net revenue in the same period as the related sales are recorded.

     (ii) Licensing and development fees
          Licensing and development fees represent revenues derived from license agreements and from collaborative research and development arrangements.

          Initial license fees are not considered to be separable from the associated research and development activities, even where such fees are non-refundable and not creditable against research and development services to be rendered. Initial license fees are thus deferred and recognized over the period of the license term or the period of the associated research and development agreement. In circumstances where initial license fees are not for a defined period, revenues are deferred and recognized over the period to the expiration of the relevant patent to which the license relates.

          During the term of certain research and development agreements, the Company receives non-refundable milestones as certain technical targets are achieved. Revenues are recognized on achievement of milestones.

          The Company also receives non-refundable clinical milestones payments when certain targets are achieved during the clinical phases of development, such as the submission of clinical data to a regulatory authority. These clinical milestones are recognized when received. If milestone payments are creditable against future royalty payments, the milestones are deferred and released over the period in which the royalties are anticipated to be received.

     (iii) Royalty income
          Royalty income relating to licensed technology is recognized when receivable.

     Where applicable, all revenues are stated net of value added tax and similar taxes, trade discounts and intercompany transactions.

     No revenue is recognized for consideration, the value or receipt of which is dependent on future events, future performance, or refund obligations.

     The SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which reemphasizes existing guidance related to revenue recognition, including criteria specified in the Financial Accounting Standard's Board (FASB) conceptual framework on timing of revenue recognition, and presentation and disclosure of revenue in the financial statements. SAB No.

101 was effective for the fourth quarter of 2000. The implementation of SAB No. 101 did not have a material impact on the Company's results of operations, cash flows or financial position.

d) Research and Development

     Research and development expenditures include funded and unfunded expenditures and are charged to operations in the period in which the expense is incurred. Milestones payable in respect of research and development work are charged to the income statement on achievement of those milestones.

e) Leased Assets

     The costs of operating leases are charged to operations on a straight-line basis over the lease term, even if rental payments are not made on such a basis.

     Assets acquired under capital leases are included in the balance sheet as tangible fixed assets and are depreciated over the shorter of the period of lease or their useful lives. The capital elements of future lease payments are recorded as liabilities, while the interest elements are charged to the income statement over the period of the leases to produce a level yield on the balance of the capital lease obligation.

f) Pensions

     The Company contributes to personal defined contribution pension plans of employees. Contributions are charged to the income statement as they become payable. These contributions are detailed in Note 25. Details of the supplemental Executive Retirement Plan operated by the Company are given in Note 25.

g) Finance Costs of Debt

     Finance costs of debt are recorded as a deferred asset and then amortized to the income statement over the term of the debt using the level yield method. Deferred financing costs relating to debt terminated early are written off to the income statement in that period.

h) Income Taxes


     The Company provides for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes". Deferred tax assets and liabilities are provided for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

i) Advertising Expense

     The Company expenses the cost of advertising as incurred. Advertising costs amounted to $6,810,000, $6,646,000 and $6,715,000 for the years ended December 31, 2000, 1999 and 1998 respectively.

j) Foreign Currency

     Monetary assets and liabilities in foreign currencies are translated into U.S. dollars at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into U.S. dollars at the rate of exchange ruling at the date of the transaction. Transaction gains and losses are recognized in other expenses within the income statement.

     The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. The cumulative effect of exchange rate movements is included in a separate component of other comprehensive income.

     The consolidated financial statements are prepared from records maintained in the country in which the subsidiary is located and are translated into U.S. dollars according to the above policy.

     Foreign currency exchange transaction gains and losses on an after-tax basis included in consolidated net income in the years ended December 31, 2000, 1999, and 1998, pursuant to Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", amounted to $2,082,000 gain, $1,257,000 gain and $587,000 gain, respectively.

k) Employee Stock Plans

     The Company accounts for stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations.

l) Cash Equivalents

     Cash and cash equivalents include cash in banks and bank short-term investments with original maturities of less than ninety days.

m) Marketable Securities and Other Current Asset Investments

     Marketable securities and other current asset investments classified as available for sale consist primarily of debt instruments with maturities of more than three months. They are marked to market at each balance sheet date, with gains and losses recorded in a separate component of other comprehensive income. Impairments other than temporary impairments in value are recorded through the income statement.

n) Inventories

     Inventories, consisting primarily of finished goods, are stated at the lower of cost and net realizable value. Cost incurred in bringing each product to its present location and condition is based on purchase costs calculated on a first-in, first-out basis, including transport. Net realizable value is based on estimated normal selling price less further costs expected to be incurred to completion and disposal. Provision is made for obsolete, slow moving or defective items where appropriate.

o) Investments

     Investments which are accounted for under the cost method are stated at cost, less provisions for other than temporary impairment in value. Impairment is assessed by reference to the fair value of the securities as determined using established financial methodologies. Investments in equities with readily determinable market values are marked to market. The fair value of debt investments in private entities and non-traded securities of public entities are measured by valuation methodologies including discounted cash flows.

     Where licensing arrangements are accompanied by an equity subscription agreement, the series of transactions are accounted for separately. Accordingly, the aggregate consideration is allocated to the two elements of the arrangement as described below.

     The fair value of the equity subscription is calculated as being the aggregate number of shares issued at the average of the opening and closing share prices on the date of issue.

p) Intangible Assets

     Intangible assets comprise goodwill and intellectual property rights.

     Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalized and written off on a straight-line basis over its useful economic life.

     Goodwill recognized in each significant business combination is being amortized over a period of five to 30 years on a straight line basis depending on the nature of the goodwill, and is evaluated periodically for realizability based on expectations of undiscounted cash flows and earnings from operations for each subsidiary having a material goodwill balance.

     The following factors are considered in estimating the useful lives. Where an intangible asset is a composite of a number of factors, the period of amortization is determined from considering these factors together:

     o regulatory and legal provisions, including the regulatory approval and review process, patent issues and actions by government agencies;
     o the effects of obsolescence, changes in demand, competing products and other economic factors, including the development of competing drugs that are more effective clinically or economically; and
     o actions of competitors, suppliers, regulatory agencies or others that may eliminate current competitive advantages.

     Impairments to goodwill are recognized if expected undiscounted cash flows are not sufficient to recover the goodwill. If a material impairment is identified, goodwill is written down to its fair value. Fair value is determined based on the present value of expected net cash flows to be generated by the business, discounted using a rate commensurate with the risks involved.

     Intellectual property, including trademarks for products with an immediate defined revenue stream and acquired for valuable consideration, is recorded at cost and amortized in equal annual instalments over the estimated useful life of the related product which range from five to 40 years. Intellectual property with no defined revenue stream or where the related product has not yet completed the necessary approval process is written off on acquisition. Amounts recorded as intangible assets are reviewed for impairment on a periodic basis using expected undiscounted cash flows.

     Continuing milestone payments on intellectual property with no defined revenue stream are charged to operations. Royalty payments due on sales of products are charged to operations when a liability has been incurred.

q) Property, Plant and Equipment

     Property, plant and equipment is shown at cost less accumulated depreciation and any provision for impairment. Depreciation is provided on a straight line or declining balance basis at rates calculated to write off the cost less estimated residual value of each asset over its estimated useful life as follows:


     Land and buildings                                      20 - 50 years
     Office furniture, fittings and equipment                4 to 10 years
     Warehouse, laboratory and manufacturing equipment       4 to 10 years
     Leasehold improvements                                  over the term of
                                                             the lease


     Expenditures for maintenance and repairs are charged to expense as incurred; costs of major renewals and improvements are capitalized. At the time property, plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and accumulated depreciation accounts and the profit or loss on such disposition is reflected in income.

r) Concentration of Credit Risk

     Revenues are mainly derived from agreements with major pharmaceutical companies and relationships with drug distributors. Significant customers are disclosed in Note 23(d). Such clients have significant cash resources and therefore any credit risk associated with these transactions is considered minimal.

     Excess cash is invested in bank and building society term deposits and commercial paper from a variety of companies with strong credit ratings. These investments typically bear minimal risk.

s) Related Parties

     Transactions with related parties are conducted on the same basis as they would have been with unrelated parties.

t) New Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires that all derivatives be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This Statement defers for one year the effective date of SFAS 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

     In June 2000, the FASB issued Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133". SFAS 138 amends SFAS 133 to (a) exclude from the scope of SFAS No. 133 non-financial assets that will be delivered in quantities expected to be used or sold by the company over a reasonable period in the normal course of business and for which physical delivery is probable, (b) permit hedging of a benchmark interest rate, (c) allow hedging of foreign-currency-denominated assets and liabilities and (d) allow for limited hedging of net foreign currency exposures.

     The Company has reviewed its existing contracts and has put procedures in place to monitor and evaluate transactions in accordance with FASB Statement No.
133. The Company does not believe the adoption of this statement will have a material impact on the results of operations or its financial position going forward. There is no material impact on the financial position as at December 31, 2000.

     In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 requires intangible assets to be recognised if they arise from contractual or legal rights or are "separable", i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS No. 141 than its predecessor, APB Opinion No.16 although in some instances previously recognized intangibles will be subsumed into goodwill.

     Under SFAS No. 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131 operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Under SFAS No. 142 intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

     SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 although goodwill on business combinations consummated after July 1, 2001 will not be amortized. On adoption the Company may need to record a cumulative effect adjustment to reflect the impairment of previously recognized intangible assets. In addition, goodwill on prior business combinations will cease to be amortized. Had the Company adopted SFAS No. 142 at January 1, 2000 the Company would not have recorded a goodwill amortization charge of $11,324,000. The Company has not determined the impact that these statements will have on intangible assets or whether a cumulative effect adjustment will be required upon adoption.

u) Statutory accounts

     The financial statements for the years ended December 31, 2000, 1999 and 1998 do not comprise statutory accounts within the meaning of Section 240 of the UK Companies Act 1985.

     Statutory accounts for the year ended December 31, 2000 have been delivered to the Registrar of Companies for England and Wales. The auditors' report on those accounts was unqualified.


(2) Business Combinations and Reorganizations

Year ended December 31, 2000:

     (a) Merger with BioChem Pharma Inc.

     On December 11, 2000 the Company announced that it had entered into an agreement to merge with BioChem Pharma Inc. ("BioChem"), an international speciality pharmaceutical company based in Laval, Canada. The merger was subsequently completed on May 11, 2001 through an exchange of shares, and has been accounted for as a pooling of interests in accordance with APB 16, Accounting for Business Combinations. Consequently the consolidated financial statements give retroactive effect to the merger.

     The revenues and earnings previously reported by Shire can be reconciled to the combined amounts presented herein as follows:

                                        2000                           1999                           1998
                                 Revenue       Net Income       Revenue       Net Income       Revenue       Net Income
                               $'000           $'000          $'000           $'000          $'000           $'000
                            ------------  ---------------  ------------  ---------------  ------------  ---------------
As previously reported           517,608           76,171       401,532         (94,998)       308,984           20,572
BioChem pooled results           198,478          174,346       185,694           93,098       141,493           77,293
Accounting policy               (44,976)         (38,790)      (49,973)         (45,532)      (14,572)         (15,825)
alignment (see note 3)
                            ------------  ---------------  ------------  ---------------  ------------  ---------------
As restated                      671,110          211,727       537,253         (47,432)       435,905           82,040
                            ------------  ---------------  ------------  ---------------  ------------  ---------------

(b) Divestiture of a subsidiary

     In March 2000, BioChem concluded the divestiture of its diagnostics operations to a management-led group of this subsidiary. The diagnostic operations were previously accounted for as discontinued operations following the adoption of a formal plan of disposal on January 29, 1999. As consideration, BioChem received a debenture in the amount of $35,846,000 to be paid out of future cash flows. For accounting purposes, the transaction is not recorded as a sale since certain significant risks of ownership were not transferred to the buyer. Accordingly, the net assets transferred to the buyer are presented in the non-current asset section of the balance sheet as "Net assets of business transferred under contractual arrangements". The Company has guaranteed the reimbursement of a long-term debt of this company in the amount of 37.3 billion Italian lira (US$18,053,000 as at December 31, 2000 and US$19,368,000 as at December 31, 1999).


Summarized data relating to the discontinued operations of the diagnostics operations of BioChem for the years ended December 31, 2000, 1999 and 1998 and net asset data for 2000, 1999 and 1998 are as follows:

                                                                  2000               1999               1998
                                                                 $'000              $'000              $'000
                                                          ------------       ------------       ------------
Loss from operations of diagnostics segment
(less applicable income taxes of
$948 in 1999 and $(357) in 1998)                                     -              (738)            (2,107)
Loss on disposal of diagnostics segment,
including provision of $11,441 for operating
losses during phase-out period (less applicable
income taxes of nil)                                                 -           (11,441)                  -
                                                          ------------       ------------       ------------
Net loss                                                             -           (12,179)            (2,107)
                                                          ------------       ------------       ------------
Net assets of discontinued operations
Current assets                                                       -             62,094
Property, plant and equipment                                        -             10,174
Other assets                                                         -             13,382
Current liabilities                                                  -           (29,487)
Long term liabilities                                                -           (24,088)
                                                          ------------       ------------
                                                                     -             32,075
                                                          ------------       ------------

(c)  CliniChem Development Inc.

     CliniChem Development Inc. ("CliniChem") was formed by BioChem to conduct research and development of certain of BioChem's human therapeutic and vaccine product candidates.

     On June 8, 1998, BioChem made a $101.3 million cash contribution to CliniChem's capital. Simultaneously, BioChem concluded a series of agreements with CliniChem. BioChem granted to CliniChem an exclusive perpetual license to use BioChem technology to conduct the CliniChem programs and related activities and to manufacture and commercialize the CliniChem products world-wide. CliniChem paid a fee to BioChem in exchange for the technology licences. The technology fee was payable monthly at a rate of $237,000 per month over a period of 48 months.

     During 1998 BioChem spun-off to its shareholders its investment in CliniChem. In connection with this spin off, BioChem retained rights in CliniChem including that BioChem had an option to reacquire all shares in CliniChem at any time. As a result, CliniChem was fully consolidated into the Company's accounts even though the investment had been spun off to its shareholders, with the inter company transactions eliminated, as BioChem still retained control of this company.

     On December 15, 2000, BioChem reacquired the shares in CliniChem for $32,507,000. This additional consideration was allocated to the net assets at that date as follows:


                                                                    $'000
                                                             ------------
Other assets                                                        5,560
Acquired in-process research and development charged to
earnings                                                           26,947
                                                             ------------
                                                                   32,507
                                                             ------------


     As a result of the transaction, Shire incurred a charge for the year ended December 31, 2000 representing the acquisition of in-process research and development in accordance with SFAS No. 2. The acquired in-process research and development charge of $26,947,000 represents the value of CliniChem's products in development at the date of the additional investment in CliniChem. Technological feasibility of these products was not established at this date. These products were considered to have no alternative future use other than the therapeutic indications for which they were in development. The work remaining to complete the development involved continuing formulation activity, clinical studies and the submission of regulatory filings to seek marketing approval. As pharmaceutical products cannot be marketed without regulatory approvals, Shire will not receive any benefit unless it receives such regulatory approvals.

     See note 3 for a discussion of the realignment of BioChem's accounting policies in respect of CliniChem to conform with those of Shire.


Year ended December 31, 1999:

(a) Acquisition of Laboratoires Murat S.A., Fuisz Pharma GmbH & Co KG and Istoria Farmaceutici S.p.A.

     On October 22, 1999, the Company completed the acquisition of all the assets and liabilities of Laboratoires Murat S.A., Fuisz Pharma GmbH and the Cebutid trademark for $33.0 million, including the costs of acquisition. The purchase price consisted of $29.7 million in cash and the assumption of a $3.3 million liability due to Knoll AG.

     On November 17, 1999, the Company completed the acquisition of all the assets and liabilities of Istoria Farmaceutici S.p.A. for $6.5 million, including the costs of acquisition. The purchase consideration was $6.5 million in cash. The above transactions provided the Company with marketing and distribution operations in France, Germany and Italy. These acquisitions were accounted for using purchase accounting. Total goodwill of $22.4 million was recorded and is being amortized on a straight-line basis over a period of 20 years, the expected economic life of the underlying assets acquired. The results of operations of the acquired subsidiaries have been included in the consolidated results of the Company since their respective dates of acquisition.

     The purchase price of $3.3 million for Laboratoires Murat S.A. was allocated as follows:

                                                      $'000
                                                    -------
Property, plant and equipment                            19
Intangible assets                                     1,073
Current assets                                        1,614
Accounts payable                                    (1,292)
                                                    -------
Net assets acquired                                   1,414
Goodwill                                              1,886
                                                    -------
Purchase consideration                                3,300
                                                    -------

     $7.5 million was in respect of the Cebutid trademark.

     The purchase price of $22.2 million for Fuisz Pharma GmbH was allocated as follows:

                                                      $'000
                                                    -------
Property, plant and equipment                            23
Intangible assets                                     3,331
Current assets                                        1,891
Accounts payable                                    (1,108)
                                                    -------
Net assets acquired                                   4,137
Goodwill                                             18,063
                                                    -------
Purchase consideration                               22,200
                                                    -------

     The purchase price of $6.5 million for Istoria Farmaceutici S.p.A. was allocated as follows:

                                                      $'000
                                                    -------
Property, plant and equipment                           166
Intangible assets                                     3,268
Current assets                                        1,515
Accounts payable                                      (897)
                                                    -------
Net assets acquired                                   4,052

Goodwill                                              2,448
                                                    -------
Purchase consideration                                6,500
                                                    -------

(b)    Merger with Roberts Pharmaceutical Corporation

     On December 23, 1999, the Company acquired 100% of the outstanding stock of Roberts Pharmaceutical Corporation ("Roberts") in exchange for 100,767,482 ordinary shares.

     This transaction was accounted for by the pooling of interests method. Following consummation of the transaction, the Company decided to restructure the enlarged business and accordingly recorded approximately $97.1 million in non-recurring asset impairment and restructuring charges. The accompanying consolidated financial statements have been retroactively restated to reflect the combined operations of Roberts and Shire as if the merger was consummated on January 1, 1998.

(c)    Dispositions

     On January 13, 1999, the Company disposed of its Indianapolis manufacturing plant for a net consideration after expenses of $1.5 million including a loan note of $0.5 million. A net gain of $0.8 million was recorded in the consolidated statement of income.

     During November 1999, the Company sold the product Tigan for $6.4 million. The Company recorded a loss on disposal of $5.8 million.

(d) Pro forma information

Year ended December 31, 2000

     There were no significant acquisitions or dispositions of businesses during the year ended December 31, 2000.

Year ended December 31, 1999

     The pro forma effect in 1999 and 1998 of the significant acquisitions if acquired on January 1, 1999 and January 1, 1998 respectively would have resulted in revenues, income before extraordinary items, net income and per share data as follows:

                                                      1999                 1998
                                                     $'000                $'000
                                                ----------         ------------
Revenues                                           553,669              457,266
(Loss)/income before extraordinary items          (47,897)               80,507
Net (loss)/income                                 (47,897)               80,507

Net (loss)/income per share - basic                 (9.8)c                16.7c
Net (loss)/income per share - diluted               (9.8)c                16.3c

Year ended December 31, 1998

There were no significant acquisitions or dispositions of businesses during the year ended December 31, 1998.

(3)    Accounting policy alignment - Consolidation of CliniChem

In 1998, BioChem spun-off to its shareholders its investment in CliniChem. In connection with this spin-off, BioChem retained rights in CliniChem, including the option to reacquire all shares in CliniChem at any time. Under EITF 99-16, this transaction would result in CliniChem continuing to be consolidated by BioChem, as BioChem would have significant continuing involvement in the operation of CliniChem. However, at the time that CliniChem was spun-off, EITF 99-16 had not been issued and BioChem elected to de-consolidate CliniChem, an acceptable accounting principle at that time. The management of Shire believe that their accounting policies would have required Shire to continue to consolidate CliniChem, also an acceptable accounting alternative at the date of spin-off and a policy that conforms with the later guidance issued under EITF 99-16. The effect of this accounting policy alignment is to reduce the net income from continuing operations previously reported by BioChem now included in the pooled financial statements for 2000, 1999 and 1998 by $38,790,000, $45,532,000 and $15,825,000 respectively.

       On December 15, 2000 BioChem reacquired CliniChem. This acquisition has been reflected in the accompanying financial statements using purchase accounting. The allocation of purchase price to the acquired assets and liabilities is discussed in Note 2(c) above.

(4) Cash and Cash Equivalents
                                        December 31,         December 31,
                                                2000                 1999
                                               $'000                $'000
                                        ------------         ------------
Cash at bank and in hand                      93,266              102,502
                                        ------------         ------------

(5) Marketable Securities and Other Current Asset Investments

                                       December 31,         December 31,
                                               2000                 1999
                                              $'000                $'000
                                       ------------         ------------
Marketable securities                       276,680              148,424
Commercial paper                             28,000               39,200
Institutional cash fund                      65,745                1,141

                                       ------------         ------------
                                            370,425              188,765
                                       ------------         ------------

     There are no restrictions on the sale of marketable securities and no amounts have been pledged as collateral.

     There have been no significant changes in market value subsequent to December 31, 2000.

     The Company recorded realized gains on sales of marketable securities during the years ended December 31, 2000 and 1999 of $2,614,000 and $11,070,000.

     Unrealized holding gains and losses on available for sale marketable securities, as disclosed in the Consolidated Statements of Comprehensive Income, amounted to $nil, $1,872,000 gain and $2,047,000 loss at December 31, 2000, 1999 and 1998 respectively.

     Maturity dates of marketable securities held as current assets at December 31, 2000 ranged from one to three months (December 31, 1999: one to six months).

Marketable securities - long term

     Marketable securities in 1999, include convertible notes of $9,000,000 of North American Vaccine, Inc. (NAVA), a company subject to significant influence, bearing interest at a rate of 4.5% payable semi-annually and maturing in November 2003. The notes are secured by equipment and patents of NAVA and are convertible at all times into common shares of NAVA at the rate of 117.0864 shares per $1,000 of capital. The carrying amount of the notes approximates the fair value.

                                                Gross Realised
                                       Cost               loss       Fair value
                                      $'000              $'000            $'000
                                  ---------          ---------        ---------
      Marketable securities          16,800            (1,356)           15,444
                                  ---------          ---------        ---------


(6) Accounts Receivable
                                              December 31,         December 31,
                                                      2000                 1999
                                                     $'000                $'000
                                              ------------         ------------
Trade receivables                                   95,130               47,062
Royalties receivable from shareholder               35,663               33,410
Notes receivable                                       334                  678
Other receivables                                    8,582               10,530
Research and development contracts                   4,466               13,314
                                              ------------         ------------
                                                   144,175              104,994
                                              ------------         ------------

     Trade receivables included above are stated net of a provision for doubtful debts of $819,000 (December 31, 1999: $565,000). At December 31, 2000 other receivables were in respect of accrued royalty income. At December 31, 1999 other receivables included $1,144,000 of accrued royalty income. Notes receivable are in respect of the divestment of certain products.

(7) Inventory
                                              December 31,         December 31,
                                                      2000                 1999
                                                     $'000                $'000
                                              ------------         ------------
Finished goods                                      24,118               26,676
Work-in-process                                     12,544                7,912
Raw materials                                       12,950                7,192
                                              ------------         ------------
                                                    49,612               41,780
                                              ------------         ------------

(8) Prepaid Expenses and Other Current Assets

                                               December 31,         December 31,
                                                       2000                 1999
                                                      $'000                $'000
                                               ------------         ------------
Prepaid expenses                                      5,456               11,116
Deferred financing costs                                500                1,098
Tooling costs                                         1,000                    -
Other current assets                                  4,429                2,154
                                               ------------         ------------
                                                     11,385               14,368
                                               ------------         ------------

     The deferred financing costs are in respect of the $125 million long-term loan (see Note 16- "Long-term Debt") and are being amortized over the five-year term of the loan.

     Tooling costs are not currently being amortized as the manufacturing equipment to which they relate is not yet in use. It is anticipated that production will commence during 2001 and, based on expected production volumes, approximately $1,000,000 of the costs are classified as current at December 31, 2000. The Company does not own the tools but has a non-cancellable right to use the tools during the contract period.

     Included within other current assets at December 31, 2000 is valued added tax recoverable of $1,899,000.

(9) Investments

                                                  December 31,     December 31,
                                                          2000             1999
                                                         $'000            $'000
                                                  ------------     ------------

RiboGene Inc.                                            2,604            2,604



Cortex Pharmaceuticals Inc.                                836                -
D-Pharm Ltd                                              2,000                -
CeNeS Pharmaceuticals plc                                  699                -
Investments in private companies at cost                68,175           56,039
Investment in North American Vaccines. Inc
     Common shares , at equity value                         -                -
     Preferred shares, at cost                               -                -
                                                  ------------     ------------
                                                        74,314           58,643
                                                  ------------     ------------

     The Company has an investment in the convertible preferred stock of RiboGene, Inc., a drug discovery company targeting infectious diseases. The shares have no voting rights. One-third of the preferred stock is convertible at the option of the Company to common stock of RiboGene at each of the first three anniversary dates of the investment. The investment is classified as held to maturity.

     In April 2000, the Company entered into an option agreement with Cortex Pharmaceuticals Inc. under which Shire will evaluate the use of Cortex's Ampakine CX516 for the treatment of ADHD. Under the terms of the agreement, the Company will undertake a double-blind, placebo-controlled evaluation of CX516 in ADHD patients. If the study proves effective, Shire has the right to convert its option into an exclusive world-wide license for the Ampakines for ADHD under a development and licensing agreement. In exchange for the option, Cortex received approximately $0.8 million and issued common stock to Shire.

     In March 2000, the Company entered into a license agreement with D-Pharm Ltd, under which Shire has undertaken to develop and market DP-VPA for the treatment of epilepsy. DP-VPA, which Shire has designated SPD 421, is a unique new chemical analogue of valproic acid which has successfully completed Phase I studies. The terms of the agreement included an upfront fee payable to D-Pharm comprising cash and an equity investment, as well as clinical and commercial milestone payments. The cash payment was expensed as incurred in accordance with the Company's accounting policies. The equity investment has been recorded at cost.

     In December 2000, the Company signed a research, development and licensing agreement with CeNeS Pharmaceuticals plc for the development of CeNeS' dopamine D1 agonist program for the treatment of Parkinson's disease. Shire will make milestone payments and pay CeNeS royalties on products developed under the agreement. Shire has made an equity investment in CeNeS of approximately $0.7 million and will fund all development work.

     During the year, BioChem completed the divestiture of its investment in North American Vaccine, Inc. (NAVA), a public corporation listed on the American Stock Exchange. BioChem received a consideration composed of cash and shares of a publicly traded corporation, which shares were subsequently sold. The total proceeds amounted to $112.4 million, and the transaction generated a net gain of $92.4 million.

     As at December 31, 1999 BioChem held 32.0% of NAVA's outstanding common shares, or 10,522,640 shares. As at that date the market value of the investment in common shares based on the closing market price amounted to $47,352,000.

     In 1999, BioChem exercised all 57,812 options held to acquire common shares of NAVA at a price of $2.92 per share for a total of $169,000. In addition, BioChem sold 714,286 common shares of NAVA for proceeds of $5,000,000.

     As at December 31, 1999, BioChem's share of cumulative losses in the common shares of NAVA in excess of its equity value of nil amounted to $43,837,000.

     As at December 31, 1999, BioChem held 50% of NAVA's preferred shares, or 1,000,000 shares. The market value of the investment in preferred shares, based on the closing market price of the common shares was $9,000,000.


     The Company recorded an unrealized holding loss of $48,000 in respect of non-current investments marked to market at December 31, 2000. This is shown in the Consolidated Statements of Comprehensive income. There were no unrealized holding gains or losses at December 31, 1999 in respect of non-current investments.


(10) Property, Plant and Equipment

                                                 December 31,   December 31,
                                                         2000           1999
                                                        $'000          $'000
                                                 ------------   ------------
Land and buildings                                    108,805         96,442
Office furniture, fittings and equipment               40,318         37,875
Warehouse, laboratory and manufacturing
equipment                                              13,272         10,595
                                                 ------------   ------------
                                                      162,395        144,912
Less: Accumulated depreciation                       (31,171)       (28,199)
                                                 ------------   ------------
                                                      131,224        116,713
                                                 ------------   ------------

     Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $10,677,000, $9,192,000 and $7,237,000 respectively.

     Included within land and buildings at December 31, 2000 is a new office facility purchased for $17.4 million, which became the Company's new worldwide headquarters effective from March 2001. The building, purchased in October 2000, has not been depreciated as it did not become operational until March 2001.

     Also included within land and buildings at December 31, 2000 is $17,293,000 for items considered construction in progress and have therefore not been depreciated (1999, $16,906,000)

     Included within land and buildings at December 31, 1999 is approximately $12 million relating to the Company's Eatontown, New Jersey office facility that was classified as available for sale. The Company completed the sale of the Eatontown facility during the year ended December 31, 2000.

(11) Intangible Assets


                                                   December 31,   December 31,
                                                           2000           1999
                                                          $'000          $'000
                                                   ------------   ------------
Intellectual property rights acquired                   453,559        412,192
Goodwill arising on businesses acquired                 227,105        243,542
                                                   ------------   ------------
                                                        680,664        655,734

Less: Accumulated amortization                        (102,228)       (77,315)
                                                   ------------   ------------
                                                        578,436        578,419
                                                   ------------   ------------

     Amortization expense for the years ended December 31, 2000, 1999 and 1998 was $27,310,000, $24,980,000 and $22,603,000 respectively.

     Included in intellectual property above is $15.9 million for the purchase from Salix Pharmaceuticals Ltd ("Salix") of the exclusive rights to balsalazide, a treatment for ulcerative colitis. The exclusive rights apply to certain European and Nordic countries. Under the terms of the agreement, the Company has undertaken to pay Salix up to a total of $24.0 million, including approximately $12.0 million in up-front fees and up to $12.0 million upon the achievement of certain milestones.

     In November 2000, the Company entered into an agreement with Nycomed Austria GmbH ("Nycomed") under which Shire extended the term of its exclusive distributor rights to the product ProAmatine in North America, the U.K. and the Republic of Ireland, for approximately $21.1 million. Shire had previously marketed the product and paid Nycomed royalties on sales of ProAmatine. Under the terms of the agreement, Nycomed repaid all royalties received from Shire in respect of the year ended December 31, 2000 and has waived all rights to future royalties. The net cost to Shire of approximately $17.5 million is included as an addition to intangible assets in the year ended December 31, 2000.

     Other significant additions to intellectual property during the year ended December 31, 2000 included a gastrointestinal product purchased for marketing and distribution in Spain for approximately $4.8 million.

(12) Other Non-current Assets

                                         December 31,         December 31,
                                                 2000                 1999
                                                $'000                $'000
                                         ------------         ------------
Notes receivable                                    -                  422
Deferred financing costs                        2,341                4,393
Tooling costs                                   3,218                    -
SERP investment                                16,115                    -
Other assets                                    4,601                2,379
                                         ------------         ------------
                                               26,275                7,194
                                         ------------         ------------

     The deferred financing costs and tooling costs represent the non-current portion of the total assets respectively. For further details see Note 8 "Prepaid Expenses and Other Current Assets" above.

     For further details of the SERP investment, see Note 25 "Retirement Benefits". The amount shown above is the gross asset represented by non-current marketable securities. A liability of approximately $13.6 million is included within Note 17 "Other Non-current Liabilities".

(13) Current Portion of Long-term Debt

                                            December 31,         December 31,
                                                    2000                 1999
                                                   $'000                $'000
                                            ------------         ------------
Current portion of notes payable
(see note 16)                                     81,811                9,989
Current portion of capital leases                      -                   35
                                            ------------         ------------
                                                  81,811               10,024
                                            ------------         ------------

(14) Accounts and Notes Payable

                                            December 31,         December 31,
                                                    2000                 1999
                                                   $'000                $'000
                                            ------------         ------------
Trade accounts payable                            53,604               46,021
Accrued expenses                                  59,842               84,137
Notes payable                                          -                3,449
                                            ------------         ------------
                                                 113,446              133,607

                                             -----------          -----------

     The notes payable at December 31, 1999 were in respect of the purchase of certain products and were repaid in full during the year ended December 31, 2000.The weighted average interest rate for these notes payable at December 31, 1999 was 6%.

(15) Other Current Liabilities

                                                   December 31,   December 31,
                                                           2000           1999
                                                          $'000          $'000
                                                   ------------   ------------


Income taxes payable                                     13,746         14,550
Payable for termination of license agreement                747            806
Bonus payable                                             6,666          2,366
Interest on long term debt                                5,916          1,808
Other accrued liabilities                                 5,518         41,170
                                                   ------------   ------------
                                                         32,593         60,700
                                                   ------------   ------------

     Included within other accrued liabilities at December 31, 2000 is $1,024,000 for value added taxes, $818,000 for social security liabilities, and $930,000 payable to Knoll AG related to the acquisition of the Fuisz subsidiaries (see Note 2 "Business Combinations and Reorganizations"). At December 31, 1999 other accrued liabilities primarily related to restructuring costs incurred as a result of the merger with Roberts Pharmaceutical Corporation.

(16) Long-term Debt

                                            December 31,        December 31,
                                                    2000                1999
                                                   $'000               $'000
                                            ------------        ------------
Notes payable                                    213,874             222,643
Less: current instalments                       (81,811)             (9,989)
                                            ------------        ------------
                                                 132,063             212,654
                                            ------------        ------------

Capital leases payable                                 -                  35
Less: current instalments                              -                (35)
                                            ------------        ------------
                                                       -                   -
                                            ------------        ------------

Total, less current liabilities                  132,063             212,654
                                            ------------        ------------

     Principal payments in each of the next five years and thereafter on long-term debt outstanding at December 31, 2000 amount to:

                                               December 31,
                                                       2000
                                                      $'000
                                               ------------
2001                                                 81,811
2002                                                  4,423
2003                                                    660
2004                                                125,660
2005                                                    660
Thereafter                                              660
                                               ------------
                                                    213,874
                                               ------------

$125 million five year term loan

     The Company entered into a $125 million five year term loan with Credit Suisse First Boston ("CSFB"), previously known as DLJ Capital Funding, Inc., on November 19, 1999. This loan replaced an existing $125 million loan facility in the name of Roberts Pharmaceutical Corporation that had been taken out to finance the acquisition of Pentasa in 1998. The new loan is in the name of the parent company, Shire Pharmaceuticals Group plc. The applicable interest rate ranges between 0.5 per cent and 1.5 per cent over the higher of the prime rate of CFSB or the Federal Funds Rate plus 0.5 per cent or between 1.5 per cent and
2.5 per cent over the London Interbank Overnight Rate (as adjusted in accordance with the loan agreement), in each case depending on Company's credit rating.

     All obligations under the facility are jointly and severally guaranteed by the Company and by its subsidiaries and are initially secured by all material property owned by the Company and its subsidiaries and the capital stock of the subsidiaries. If the Company's credit rating reaches specified levels, the facility will not be secured. The facility contains covenants and maintenance tests that require the Company to maintain a minimum net worth, a specified leverage ratio and a specified coverage ratio. At December 31, 2000, the Company satisfied the aforementioned covenants and maintenance tests.

     In May 2001 the Company repaid the term loan in full.

$11.8 million Unsecured Convertible Zero Coupon Loan Note

     The Company financed the purchase of intellectual property relating to the manufacture of Adderall from Arenol Corporation by a total of $11.8 million in loan notes. On March 5, 1999, the Company issued a $5.8 million principal amount Unsecured Convertible Zero Coupon Loan note due July 30, 2001 (the "First Loan Note") and a $6.0 million principal amount Unsecured Convertible Zero

Coupon Loan Note due July 30, 2004 (the "Second Loan Note"). Both loan notes are in the name of the parent company, Shire Pharmaceuticals Group plc. The agreement provides for the cancellation of certain specified amounts of the aggregate principal amount of the First Loan Note and of such amounts of the Second Loan Note on certain dates to the extent of certain indemnified losses or, to the extent that such amounts of the First Loan Note or the Second Loan Note (together "the Loan Notes") are not so cancelled, for their conversion into Ordinary Shares. The number of Ordinary Shares is calculated by dividing the amount not cancelled by the lower of (pound)3.565 (approximately $5.75) and the midweek closing price of the Ordinary Shares on the London Stock Exchange on the relevant date. Translation from pounds sterling to U.S. dollars is made using the exchange rate on the relevant date. The Company issued 533,279, 560,076 and 541,478 Ordinary Shares on March 13, 2000, August 3, 2000 and November 6, 2000, respectively to Arenol Corporation (or its nominee broker) in consideration of the conversion of part of each of the Loan Notes in the Company.

$80 million promissory note

     Included in the current portion of long term debt at December 31, 2000 is a promissory note to a shareholder, bearing interest at 5% per annum. This note was repaid in 2001.

$3,262,000 Canadian federal and provincial government loan.

     BioChem has Canadian federal and provincial government loans with a maximum available amount of $3,666,000. This facility is non-interest bearing and is repayable in maximum annual instalments of $733,000 commencing in 2002.

$2.8 million bank loans.

     The Company has bank loans of $2.8 million at December 31, 2000, bearing interest at the lender's prime rate. The loans are secured by a charge on land and buildings, and are repayable in annual instalments of $400,000 with a final payment of $2,400,000 in 2002. These loans are renegotiable for an additional five-year period.

(17) Other Non-current Liabilities

                                                   December 31,    December 31,
                                                           2000            1999
                                                          $'000           $'000
                                                   ------------    ------------
Payable for termination of license agreement                373           1,209
Other accrued liabilities                                13,823             136
                                                   ------------    ------------
                                                         14,196           1,345
                                                   ------------    ------------

     Other accrued liabilities at December 31, 2000 include $13,609,000 in relation to the SERP (see Note 25 "Retirement Benefits").

(18) Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

     o Cash and cash equivalents - carrying amount approximates fair value due to the short-term nature of these instruments.


     o Marketable securities and other current asset investments - the fair value of marketable securities is estimated based on quotes obtained from brokers.

     o Investments - non-current investments with readily determinable market values are marked to market. The fair value of investments in private entities and non-traded securities are measured by valuation methodologies including discounted cash flows.

     o Accounts receivable - carrying amount approximates fair value due to the short-term nature of these instruments.

     o Accounts and notes payable - carrying amount approximates fair value due to the short-term nature of these instruments.

     o Long term debt - the fair value of long term debt is estimated based on the discounted future cash flows using currently available interest rates. There is no material difference between the carrying value and the fair value of the long-term debt.

     o Long term investments in private companies - the fair value of the investments in private companies is not readily determinable because these investments are not publicly traded.

     The carrying amounts and corresponding fair values of financial instruments at December 31, 2000 and 1999 were as follows:

December 31, 2000
                                                       Carrying
                                                         Amount     Fair Value
                                                          $'000          $'000
                                                    -----------   ------------
Financial assets:
Cash and cash equivalents                                93,266         93,266
Marketable securities and other current asset
investments                                             370,425        370,425
Investments                                              74,314         74,314

Financial liabilities:
Accounts and notes payable                              113,446        113,446
Long-term debt                                          213,874        213,874
                                                    -----------   ------------

December 31, 1999
                                                       Carrying
                                                         Amount     Fair Value
                                                          $'000          $'000
                                                    -----------   ------------
Financial assets:
Cash and cash equivalents                               102,502        102,502
Marketable securities and other current asset
investments                                             188,765        188,765
Marketable securities - long term (see Note 5)           16,800         15,444
Investments                                              58,643         58,643

Financial liabilities:
Accounts and notes payable                              133,607        133,607
Long-term debt                                          222,678        222,678
                                                    -----------   ------------

     The carrying amounts in the table are included in the consolidated balance sheet under the indicated captions.

     The Company has entered into a forward exchange contract which acts as a hedge to effectively fix the amount of Canadian dollars required to repay the $80,000,000 promissory note from a shareholder, which is repayable on January 19, 2001, at an exchange rate of 1.4630. Any unrealized gains or losses on the forward exchange contract are offset by unrealized gains and losses on the US dollar denominated promissory note. As at December 31, 2000, the amount of unrealized gain on this forward exchange contract was $1,946,000 (unrealized loss of $1,092,000 as at December 31, 1999).

(19) Leases and Other Commitments

(a) Leases

     The Company leases facilities, motor vehicles and certain office equipment under operating leases. The Company's commitments under the non-cancelable portion of all operating leases for the next five years and thereafter as of December 31, 2000 are as follows:


                                                     December 31,
                                                             2000
                                                            $'000
                                                     ------------
2001                                                        4,027
2002                                                        3,437
2003                                                        2,267
2004                                                        1,154
2005                                                          689

Thereafter                                                  2,299
                                                     ------------
                                                           13,873
                                                     ------------

     Lease and rental expense included in selling, general and administrative expenses in the accompanying statements of operations amounts to approximately $4,250,000, $3,155,000 and $1,555,000 for the fiscal years ended December 31,
2000, 1999 and 1998 respectively.

(b) Contingent liabilities

(i)  Phentermine

     Until April 1998, Shire Richwood Inc. ("SRI") distributed products containing phentermine, a prescription drug approved in the U.S. as a single agent for short-term use in obesity. Contrary to the approved labeling of these products, physicians in the U.S. co-prescribed phentermine with fenfluramine or dexfenfluramine for management of obesity. This combination was popularly known as the "fen/phen" diet. In mid 1997, following concerns raised about cardiac valvular side effects alleged to be associated with this diet regime, the fenfluramine and dexfenfluramine elements of the "fen/phen" diet were withdrawn from the U.S. market. Although SRI has ceased to distribute phentermine, the drug remains both approved and available in the U.S. SRI and a number of other pharmaceutical companies are being sued for damages for personal injury and medical monitoring arising from phentermine used either alone or in combination. As of December 31, 2000, SRI was named as a defendant in approximately 3,729 lawsuits and had been dismissed from approximately 2,178 of these cases. There were approximately 1,120 additional cases pending dismissal as of December 31, 2000. In only 171 cases has it been alleged in the complaint or subsequent discovery that the plaintiff had used SRI's particular product and SRI has been dismissed from 105 of these cases as well. Although there have been reports of substantial jury awards and settlements in respect of fenfluramine and/or dexfenfluramine, to date Shire is not aware of any jury awards made against, or any settlements made by, any phentermine defendant. Shire denies liability on a number of grounds, including lack of scientific evidence that phentermine, properly prescribed, causes the alleged side effects and that SRI did not promote phentermine for long term combined use as the "fen/phen" diet. Accordingly, Shire intends to defend vigorously any and all claims made against the Company in respect of phentermine and believes that a liability is neither probable nor quantifiable at this stage of litigation.

     Legal expenses have been paid by Eon Labs Manufacturing Inc. ("Eon"), the suppliers to SRI or Eon's insurance carriers, but such insurance is now exhausted. Eon has agreed to defend and indemnify SRI in this litigation pursuant to an agreement dated November 30, 2000 between Eon and SRI.


     On August 31, 2000 Shire entered into an agreement (the "Termination Agreement") with the former shareholders of SRI, pursuant to which the ordinary shares placed in escrow at the time of the purchase of SRI by Shire were released and the escrow agreement and the escrow fund were terminated. The escrow agreement with the SRI shareholders was initially established by Shire in 1997 in anticipation of possible phentermine related claims against the Company.

     Under the terms of the termination Agreement, monies in the approximate amount of $7 million were received by Shire, and the escrow fund was terminated. The remaining shares were distributed to the former SRI shareholders.

     At the present stage of litigation, Shire is unable to estimate the level of future legal costs after taking into account any available product liability insurance and enforceable indemnities. To the extent that any legal costs are not covered by insurance or available indemnities, these will be expensed as incurred.

(ii)   Emory

     Emory University filed oppositions to two of BioChem's granted patent applications in Europe which cover oxathiolane nucleosides, including lamivudine, and dioxolane nucleosides, including troxacitabine, related nucleoside analogues and use of these analogues for treating viral infections. In oral hearings held in 1999, both of these oppositions were dismissed by the Opposition Division of the European Patent Office. Emory University has filed an appeal against the dioxolane-related decision of the Opposition Division. Emory University is not pursuing its appeal of the decision relating to oxathiolanes. Emory University has not to date filed revocation actions with respect to any BioChem patents in issue in individual European countries.

     In Japan, Emory University filed an opposition to BioChem's granted patent which covers lamivudine, related analogues and use of the analogues for treating viral infections. The Trial Board of the Japanese Patent Office dismissed Emory University's opposition to BioChem's patent covering lamivudine. Emory University has not to date filed a revocation action against this patent. Emory University has filed revocation actions in Australia and South Korea against BioChem's granted patents covering lamivudine. The Company is aggressively defending these patents.

     On July 23, 1996, Emory University filed a complaint in the U.S. alleging infringement from the commercialisation of Epivir by BioChem and GlaxoSmithKline, BioChem's exclusive licensee in the U.S., of an Emory University U.S. patent granted that same day. The Company considers this patent infringement suit to be without merit and has successfully challenged the validity of Emory University's patent.

     On May 19, 1998, the United States Patent and Trademark Office (the "USPTO") declared an interference between the Emory University patent that is the subject of a lawsuit and a pending patent application of BioChem. The USPTO accorded BioChem the earlier priority date and then accorded BioChem senior party status in the interference. BioChem has vigorously challenged the Emory University patent in the interference, through to a final hearing on November 10, 1999. The Board of Patent Appeals and Interferences issued a decision on December 21, 2000 invalidating Emory's patent. Emory University has appealed the decision. There can be no assurance that Emory's patent will not be reinstated.

     Emory University has obtained a granted patent application in Europe relating to oxathiolane nucleosides, including lamivudine. BioChem and GlaxoSmithKline filed an opposition to this grant and are vigorously opposing the grant. An examined patent application, filed by Emory University claiming lamivudine, was successfully opposed by BioChem in Australia and Norway. Emory University has filed an appeal from that decision in the Federal Court of Australia.

     BioChem also filed an appeal from certain portions of the decision. An examined patent application filed by Emory University claiming lamivudine was also opposed by BioChem in Japan. The opposition was dismissed in April 1999 because it was improperly filed by a representative who had previously represented Emory. Notwithstanding the dismissal, the Japanese Patent Office issued an ex-officio action rejecting all of Emory University's claims. An examined patent application filed by Emory claiming lamivudine has also been opposed by BioChem and GlaxoSmithKline in South Korea. The Company is aware that Emory University has filed patent applications in other countries, which it believes may claim similar subject matter. The Company intends to challenge vigorously such patent applications.

(iii)  Yale

     On November 23, 1999, the USPTO declared an interference between BioChem's hepatitis B patent for lamivudine and a patent application filed by Yale University ("Yale") claiming methods of treating hepatitis B using lamivudine. The Company believes that this application is licensed to Vion Pharmaceuticals, Inc. ("Vion"), formerly known as OncoRx, Inc., a New Haven, Connecticut-based company. The Company believes that its patent is valid and intends to vigorously defend the patent. The Company is not aware of corresponding patent applications by Yale University or Vion in countries other than the U.S. On April 14, 2000, the USPTO declared a further interference between BioChem's hepatitis B patent for lamivudine and a patent application by GlaxoSmithKline claiming methods of treating hepatitis B using lamivudine.

(iv)   Adderall

     On September 22, 2000, a lawsuit was filed against Shire in the United States District Court for the District of North Dakota. The suit involves an incident in 1999 in which a young North Dakota man, Ryan Ehlis, shot and killed his infant daughter and wounded himself, allegedly as a result of a psychotic reaction to Adderall. Mr Ehlis' physician had prescribed Adderall for the treatment of ADHD. Shire filed its answer to the complaint on November 24, 2000 and, discovery related to the litigation is ongoing.

(v)    Interests in companies and partnerships

     BioChem has undertaken to subscribe to an interest in companies and partnerships for amounts totaling $32,108,000. As at December 31, 2000, an amount of $25,709,000 has been subscribed. In addition, BioChem has undertaken to subscribe to additional amounts and pay royalties on certain future sales upon realization of certain conditions.

(vi) In addition, the Company is involved in other claims and lawsuits in the normal course of business. It is not possible at this time to determine the ultimate outcome of any of these claims.

(20) Related Party Transactions

     BioChem incurred professional fees with law firms, in which certain BioChem's directors were partners, totaling $448,000 for the year ended December 31, 2000 ($222,000 for the year ended December 31, 1999 and $666,000 for the year ended December 31, 1998).

Transactions with a shareholder are as follows:

                                                              Year                  Year               Year
                                                             ended                 ended              ended
                                                      December 31,          December 31,       December 31,
                                                              1998                  1999               2000
                                                             $'000                 $'000              $'000

Royalty revenue                                            131,363               116,145            103,847
Interest expense on promissory note                          4,116                 1,756                  -
                                                     -------------         -------------      -------------

     These transactions were concluded in the normal course of operations.

(21) Capital Stock

(a) Share Repurchase

     On July 19, 1999, the Company completed its purchase for cancellation of eight million of BioChem common shares held by GlaxoSmithKline Inc. at a price of $20 per share. Payment of these shares is to be made in two stages:
$80,000,000 was paid on July 19, 1999, and the balance is presented in the current portion of long-term debt and payable on January 19, 2001. The above mentioned transaction was recorded in 1999 as follows: $20,120,000 as a reduction to capital stock, $498,000 as a reduction to capital in excess of par value and $139,382,000 as a charge to retained earnings.

(b) Investissement Quebec

     In consideration for the guarantee of a subsidiary's loan relating to a building and reimbursement of interest on this loan, the Company granted Investissement Quebec an option to purchase 123,476 common shares in BioChem at an exercise price of $3.38 per share. This option was exercised in 2000.

(22) Net Income/(Loss) per Share


     Basic net income/(loss) per share is based upon the income available to common stockholders divided by the weighted-average number of common shares outstanding during the period for Shire and BioChem, which have been adjusted for the exchange ratio. Diluted net income/(loss) per share is based upon income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period for Shire and BioChem, which have been adjusted for the exchange ratio.

     The following table sets forth the computation for basic and diluted net income/(loss) per share:

Years ended December 31,                                                   2000                 1999                 1998
                                                                          $'000                $'000                $'000
                                                              -----------------    -----------------    -----------------

                                       53

Numerator for basic and diluted net income/(loss) per
share                                                                   211,727             (47,432)               82,040
                                                              -----------------    -----------------    -----------------

                                                                  No. of shares        No. of shares        No. of shares
                                                              -----------------    -----------------    -----------------
Weighted average number of shares
Basic                                                               482,890,070          484,358,876          480,827,784
Effect of dilutive stock options                                     11,801,735            3,779,623           13,321,931
                                                              -----------------    -----------------    -----------------
Diluted                                                             494,691,805          488,138,499          494,149,715
                                                              -----------------    -----------------    -----------------

Basic net income/(loss) per share                                  43.8c               (9.8)c                17.1c
Diluted net income/(loss) per share                                42.8c               (9.8)c                16.6c
                                                              -----------------    -----------------    -----------------

     The calculation of weighted average number of shares for the year ended December 31, 2000 does not include convertible debt because, after eliminating interest charged in the income statement from the numerator, the inclusion would be anti-dilutive.

     The calculation of weighted average number of shares for the year ended December 31, 1999 does not include potentially dilutive stock options and convertible debt because their inclusion would be anti-dilutive in a loss-making year.

(23) Analysis of Revenue, Operating Income/(Loss), Assets and Reportable
     Segments

     The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. Shire's principal reporting segments are geographic, each being managed and monitored separately and serving different markets. The Company evaluates performance based on operating income or loss before interest and income taxes. All inter-company items are eliminated. The accounting policies of each reportable segment are the same as those of the Company.

Year ended December 31, 2000
                                                            U.S.      International             R&D           Total
                                                           $'000              $'000           $'000           $'000
                                                           -----              -----           -----           -----
Product sales                                            414,624            105,607               -         520,231
Licensing and development                                  1,326             12,821                          14,147
Royalties                                                    266            135,204               -         135,470
Other revenues                                                20              1,242               -           1,262
                                                         -------            -------         -------         -------
Total revenues                                           416,236            254,874                         671,110

Cost of revenues                                          53,393             47,978               -         101,371
Research and development                                                                    155,145         155,145
Selling, general and administrative                      122,834            113,455               -         236,289


                                       54

Asset impairment and restructuring                             -             26,947               -          26,947
                                                         -------            -------         -------         -------
Total operating expenses                                 176,227            188,380         155,145         519,752
                                                         -------            -------         -------         -------



Operating income/(loss)                                  240,009             66,494       (155,145)         151,358
                                                         -------            -------         -------         -------
Total assets                                             560,864            943,687          43,944       1,548,495
Long-lived assets                                          7,895             75,249          48,080         131,224
                                                         -------            -------         -------         -------
Capital expenditure on long-lived assets                   3,636             15,517          28,000          47,153
                                                         -------            -------         -------         -------
Year ended December 31, 1999
                                                            U.S.      International             R&D            Total
                                                           $'000              $'000           $'000            $'000
                                                         -------            -------         -------         -------
Product sales                                            313,582             87,377               -          400,959
Licensing and development                                  1,097             13,488               -           14,585
Royalties                                                      0            119,714               -          119,714
Other revenues                                               517              1,478               -            1,995
                                                         -------            -------         -------         -------
Total revenues                                           315,196            222,057               -          537,253

Cost of revenues                                          62,375             40,672               -          103,047
Research and development                                                                    141,112          141,112
Selling, general and administrative                      109,327             85,186               -          194,513
Costs of restructuring                                    93,603              3,529               -           97,132
Merger transaction expenses                                9,312             22,967               -           32,279
Loss on sale of product rights                             5,824                  -               -            5,824
                                                         -------            -------         -------         -------
Total operating expenses                                 280,441            152,354         141,112          573,907
                                                         -------            -------         -------         -------
Operating (loss)/income                                   34,755             69,703       (141,112)         (36,654)
                                                         -------            -------         -------         -------
Total assets                                             542,111            730,232          25,873        1,351,791
Long-lived assets                                         17,033             77,083          22,597          116,713
                                                         -------            -------         -------         -------
Capital expenditure on long-lived assets                   1,738              5,226          20,721           27,685
                                                         -------            -------         -------         -------

Year ended December 31, 1998                                U.S.      International             R&D            Total
                                                           $'000              $'000           $'000            $'000
                                                         -------            -------         -------         -------
Product sales                                            226,988             79,695               -          306,683


                                       55

Licensing and development                                    622             19,298               -           19,920
Royalties                                                      0            107,621               -          107,621
Other revenues                                               306              1,375               -            1,681
                                                         -------            -------         -------         -------
Total revenues                                           227,916            207,989               -          435,905

Cost of revenues                                          67,889             35,089               -          102,978
Research and development                                                                     97,966           97,966
Selling, general and administrative                       80,854             76,608               -          157,462
Merger transaction expenses                                    -              4,383               -            4,383
Profit on sale of product rights                           (220)                  -               -            (220)
                                                         -------            -------         -------         -------
Total operating expenses                                 148,523            116,080          97,966          362,569
                                                         -------            -------         -------         -------
Operating income/(loss)                                   79,393             91,909        (97,966)           73,336
                                                         -------            -------         -------         -------
Total assets                                             539,626            749,199           6,446        1,295,271
Long-lived assets                                         23,827             68,664           3,501           95,992
                                                         -------            -------         -------         -------
Capital expenditure on long-lived assets                   3,860             20,656           2,207           26,723
                                                         -------            -------         -------         -------


(d)    Material customers

     In the periods set out below, certain customers accounted for greater than 10% of total revenues:

Years ended December 31,             2000            1999              1998
                                    $'000           $'000             $'000
                             ------------    ------------      ------------
Customer A                        132,913         100,267            53,359
Customer B                         80,293          54,498                 -


(24) Other Charges

Year ended December 31, 2000

     As a result of the acquisition of BioChem, Shire incurred a charge of $26,947,000 representing the acquisition of in process research and development in accordance with SFAS No. 2.

Year ended December 31, 1999

     As a result of the acquisition of Roberts Pharmaceutical Corporation on December 23, 1999, which was accounted for as a pooling of interests, the Company recorded charges totaling $135.2 million pre-tax for asset impairments ($48.5 million), merger-related transaction expenses ($32.3 million), restructuring costs ($43.6 million), loss on product dispositions ($5.8 million) and other charges ($5.0 million). These charges are disclosed separately within operating expenses in the consolidated statements of income.

     The Company recorded an impairment charge of $34.2 million to adjust intangible asset values, primarily product rights, to their estimated fair value. These charges are consistent with the Company's accounting policy to review periodically the carrying value of the intangibles and evaluate whether there has been any impairment in the value of those intangibles as compared with estimated undiscounted future cash flows of the products. Other asset impairments consisted of the write off of inventory held for research and development work and duplicate equipment ($3.2 million), adjustments to the carrying value of the RiboGene investment to market value at December 31, 1999 ($ 7.6 million), and write down of receivables to their estimated realizable value ($ 3.5 million).

The components of the restructuring charge were as follows:

                                                           $m
             Employee termination costs                  37.9
             Property                                     5.7
                                                  -----------
                                                         43.6
                                                  -----------

     In December 1999, the decision was made to close the office facility in Eatontown, New Jersey and consolidate the sales and marketing operations into the existing facility in Florence, Kentucky and to transfer the research & development activities to Shire's facility in Rockville, Washington. Similarly, Roberts' sales and marketing operation in the U.K. was combined with Shire's established operation in Andover, Hampshire. The property at Eatontown was written down to its estimated fair value.

     As a result of the restructuring and elimination of duplicate facilities, the Company identified a number of sales and marketing, research and development and administrative positions to be terminated. These employees were notified of their termination prior to December 31, 1999. The employee termination costs consisted of payments for severance, medical and other benefits, outplacement counseling, acceleration of pension benefits and excise taxes. The Company completed the restructuring program during the fourth quarter of 2000, and the restructuring reserve of $43.6 million was fully utilized by December 31, 2000.

Year ended December 31, 1998

During the year ended December 31, 1998 a gain of $220,000 was credited to the income statement in respect of the disposition of certain products.


(25)   Retirement Benefits

(a) Personal defined contribution pension plans

     The Company makes contributions to defined contribution retirement plans that together cover substantially all employees within the Company. For the defined contribution retirement plans, the level of company contribution is fixed at a set percentage of employee's pay.

     Company contributions to personal defined contribution pension plans totalled $2,580,000, $1,558,000 and $1,124,000 for the years ended December 31, 2000, 1999 and 1998 respectively, and were charged to operations as they became payable.

(b) Defined benefit pension plan

     Roberts Pharmaceutical Corporation, a company with whom Shire merged in December 1999, operated a defined Supplemental Executive Retirement Plan (the "SERP") for certain U.S. employees, which was established in 1998. This plan was available to former employees of Roberts who met certain age and service requirements.

     As part of the restructuring of the Company following the merger, the SERP was closed to new members and contributions have ceased being paid into the plan for existing members. As part of this arrangement, the Company paid a lump sum contribution into the plan of $18 million, the result of which is that the Company has no future liabilities under the plan.

     In accordance with EITF 97-14, the asset and liability of $16.1 million and $13.6 million respectively are shown on the balance sheet within the categories investments and other non-current liabilities. See Notes 12 and 17 above.

(26) Income Taxes

The (provision)/benefit for income taxes consists of:

Years ended December 31,                                                   2000             1999             1998
                                                                          $'000            $'000            $'000
                                                                     ----------       ----------       ----------
Current
    US federal                                                         (26,534)         (14,007)          (7,375)
    State and foreign                                                  (17,348)          (7,365)          (4,556)
                                                                     ----------       ----------       ----------
Total current                                                          (43,882)         (21,372)         (11,931)
                                                                     ----------       ----------       ----------
Deferred
    US federal                                                          (4,268)            (622)            3,808
    State and foreign                                                       486              331              458
                                                                     ----------       ----------       ----------
Total deferred                                                          (3,782)            (291)            4,266
                                                                     ----------       ----------       ----------
Total attributable to continuing operations                            (47,664)         (21,663)          (7,665)
                                                                     ----------       ----------       ----------
Total related to discontinued operations                                      -            (948)              357
                                                                     ----------       ----------       ----------
                                                                       (47,664)         (22,611)          (7,308)
                                                                     ----------       ----------       ----------

Year ended December 31, 2000
                                                                          $'000
                                                                     ----------
Approximate net operating loss
Carry-forwards against future US federal tax
liabilities                                                              60,451
                                                                     ----------
Approximate net operating loss carry-forwards against
future state and foreign tax liabilities                                224,256
                                                                     ----------



Approximate research and development expenses carry
forwards against future state and foreign tax
liabilities                                                              79,549
                                                                     ----------
Approximate investment tax credits available for
carry forward                                                             6,399
                                                                     ----------

The tax losses shown above have the following expiration dates:

                                         December 31,
                                                 2000
                                                $'000
                                         ------------
2002                                            1,885
2003                                            1,327
2004                                            3,100
2005 - 2007                                   157,696
2007 - 2010                                     6,399
Available indefinitely                        200,248
                                         ------------
                                              370,655
                                         ------------

     The losses stated above include approximately $78 million of state tax losses for which relief is available at state tax rates of approximately 3%.

     A comparison of the (provision)/benefit for income taxes as reported to a provision based on US and Canadian federal statutory rates and consolidated income before income taxes is as follows:


Years ended December 31,                                               2000              1999             1998
                                                                      $'000             $'000            $'000
                                                                 ----------        ----------       ----------
(Provision)/benefit at statutory rates                             (78,725)            17,345         (14,589)
Adjusted for:


                                       59

Permanent differences                                                 (963)           (6,783)             (33)
Difference in taxation rates                                          9,100           (1,200)            1,300
Adjustment to prior year liabilities                                (1,950)             4,004                -
Goodwill amortization                                               (3,783)           (9,758)          (4,232)
Other                                                               (2,652)             (532)            (752)
Research and development tax credits                                  1,736             2,538            1,771
Movement in valuation allowances                                     29,573          (28,225)            9,227
                                                                 ----------        ----------       ----------
Provision for income taxes                                         (47,664)          (22,611)          (7,308)
                                                                 ----------        ----------       ----------

         An analysis of the deferred tax asset is as follows:

                                                                             December 31,         December 31,
                                                                                     2000                 1999
                                                                                    $'000                $'000
                                                                             ------------         ------------
Research development and operating losses carried forward
                                                                                  104,759               65,757
Investment tax credits                                                              6,400                8,592
Temporary difference on investments                                                 (185)               38,349
Amounts deductible when paid                                                       34,307               28,835
Valuation reserves and provisions                                                   7,100                3,259
Other                                                                               1,446                1,568
                                                                             ------------         ------------
                                                                                  153,827              146,360
Valuation allowance                                                             (100,128)            (109,041)
                                                                             ------------         ------------
Deferred tax assets                                                                53,699               37,319


Excess of tax value over book value of assets                                    (20,166)                    -
                                                                             ------------         ------------
Net deferred tax assets                                                            33,533               37,319
                                                                             ------------         ------------

     Valuation allowances against deferred tax assets have not been provided to the extent that it is more likely than not that future income and tax planning strategies will enable losses brought forward to be utilized.

     The income (loss) before taxes by tax jurisdiction is as follows:

Years ended December 31,               2000             1999             1998
                                      $'000            $'000            $'000
                                -----------      -----------      -----------
U.S.                                 77,974         (33,924)           30,972
U.K.                               (37,577)         (33,996)            5,763

Canada                              143,203           65,346           68,249
Other                                75,791         (11,016)         (13,172)
                                -----------      -----------      -----------
                                    259,391         (13,590)           91,812
                                -----------      -----------      -----------

(27) Stock Incentive Plans

     The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for its plans. In the years ended December 31, 2000, 1999 and 1998 the company recognized a charge under APB 25 of $21,914,000, $11,933,000 and $5,497,000 respectively. Had compensation for stock options awarded under the plans been determined in accordance with SFAS 123, the Company's net income/(loss) and per share data would have been changed to the pro forma amounts indicated below:


Years ended December 31,              2000             1999             1998
                                     $'000            $'000            $'000
                                ----------       ----------       ----------
Net income/(loss)
As reported                        211,727         (47,432)           82,040
Pro forma                          227,018         (37,919)           83,952

Income/(loss) per share
As reported - basic                  43.8c           (9.8)c            17.1c
As reported - diluted                42.8c           (9.8)c            16.6c
Pro forma - basic                    47.0c           (7.8)c            17.5c
Pro forma - diluted                  45.9c           (7.8)c            17.0c

     The fair value of stock options used to compute pro forma net income/(loss) and per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

Years ended December 31,               2000             1999              1998
                                 ----------       ----------        ----------
Risk free interest rate         5.68%-6.58%      4.76%-6.25%       4.55%-5.51%
Expected dividend yield                  0%               0%                0%
Expected life                       5 years          5 years           5 years
Expected volatility                   64.2%            53.4%             53.2%

     Directors and employees have been granted options over ordinary shares under the following stock option plans: the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme ("2000 Executive Scheme"), the Shire Holdings Ltd. Share Options Scheme ("SHL Scheme"), the Imperial Pharmaceutical Services Ltd. Employee Share Option Scheme (Number One) ("SPC Scheme"), the Pharmavene 1991 Stock Option Plan ("SLI Plan"), the Shire Pharmaceuticals Executive Share Option Scheme (Parts A and B) ("Executive Scheme"), the Shire Pharmaceuticals Sharesave Scheme ("Sharesave Scheme"), the Shire Pharmaceuticals Group plc Employee Stock

Purchase Plan ("Stock Purchase Plan"), the Richwood Stock Options Plan ("Richwood Plan"), the Roberts Stock Option Plans ("Roberts Plan"), and the BioChem stock option plan ("BioChem Plan").

     On February 28, 2000, the Remuneration Committee of the Board exercised its powers to amend the terms of the Executive Share Option Scheme so as to include a cliff vesting provision.

     No further options will be granted under the SHL Scheme, SPC Scheme, SLI Plan, Richwood Plan, Roberts Plan or BioChem Plan. In a period of five years, not more than five per cent of the issued share capital of the Company may be placed under option under any employee share scheme. In a period of ten years, not more than ten per cent of the issued share capital of the Company may be placed under option under any employee share scheme. In addition, the following terms apply to options that may be granted under the various plans:

Executive Scheme: up to 5% of the issued ordinary share capital of the Company, in any period of ten years, subject to a limit of 2.5% in the period of four years following adoption of the Scheme and a limit of three per cent in any period of three calendar years.

Stock Purchase Plan: up to 2,000,000 ordinary shares.

The Company has granted options through December 31, 2000 under the various plans as follows:

                                                            Expiry period from date of
Scheme                            Number of options                   issue                      Vesting period
---------------                ------------------------    ----------------------------        -------------------
SHL Scheme                                       572,160      7 years, or 3 months after                    1 - 3 years
                                                                       end of employment

SPC Scheme                                        48,000      7 years, or 6 months after                        2 years
                                                                       end of employment

Executive Scheme                               6,080,083                        10 years            3 years, subject to
                                                                                                   performance criteria

2000 Executive Scheme                            484,248                        10 years            3 years, subject to
                                                                                                   performance criteria
Sharesave Scheme                                 210,999          6 months after vesting                   3 or 5 years

Stock Purchase Plan                               50,294              Automatic exercise                      27 months

Richwood Plan                                    747,067                         5 years    Immediate on acquisition by
                                                                                                                  Shire

Roberts Plan                                   1,047,809                         6 years                   Immediate on
                                                                                                     merger with  Shire
BioChem Stock Option Plan                     15,549,662                        10 years    Immediate on acquisition by
                                                                                                                  Shire
                                ------------------------
                                              24,790,322


                                       62

                                ------------------------

     2000 Executive Scheme : the maximum number of shares over which incentive options may be granted under Part 3 of the scheme is 25,000,000.

     A summary of the status of the Company's stock option plans as of December 31, 2000, 1999 and 1998 and the related transactions during the periods then ended is presented below:

Year ended December 31, 2000 Weighted

                                              average
                                             exercise                  Number of
                                              price $                     shares
                                       --------------      ---------------------
Outstanding at beginning of period               5.99                 32,540,132
Granted                                         14.53                  4,386,258
Exercised                                        4.30               (11,491,088)
Forfeited/expired                               10.95                  (644,980)
                                                           ---------------------
Outstanding at end of period                     7.83                 24,790,322



                                                           ---------------------
Exercisable at end of period                                          13,385,095
                                                           ---------------------

     All options granted under the Executive, 2000 Executive schemes and BioChem stock options were issued with exercise prices equivalent to the fair market value of the Company's common stock on the date of grant as these options were granted at market prices. 79,424 options were granted under the Sharesave Scheme at a price of (pound)8.56 (approximately $12.79). These options were granted with an exercise price equal to 80% of the mid-market price on the day before invitations were issued to employees.

     The average fair value of options granted in the year ended December 31, 2000 is $8.80. For the years ended December 31, 1999 and 1998, the weighted average fair value equates to the weighted average exercise prices of $4.43 and $3.31 respectively as all options were granted at market prices.

Year ended December 31, 1999                        Weighted
                                                     Average
                                                    Exercise         Number of
                                                     price $            Shares
                                              --------------    --------------
Outstanding at beginning of period                      4.88        35,623,241
Granted                                                 7.99         3,960,869
Exercised                                               2.60       (5,189,359)
Forfeited/expired                                       5.54       (1,854,619)
                                              --------------    --------------
Outstanding at end of period                            5.99        32,540,132
                                              --------------    --------------
Exercisable at end of period                                        21,662,275
                                                                --------------

Year ended December 31, 1998                        Weighted
                                                     Average
                                                    Exercise         Number of
                                                     price $            Shares
                                              --------------    --------------
Outstanding at beginning of period                      3.85        35,072,629
Granted                                                 6.44         9,386,081
Exercised                                               1.48       (7,721,561)
Forfeited/expired                                       4.97       (1,113,907)
                                              --------------    --------------
Outstanding at end of period                            4.88        35,623,241
                                              --------------    --------------
Exercisable at end of period                                        16,727,805
                                                                --------------
         Options outstanding at December 31, 2000 have the following characteristics:

                                                                                                                 Weighted
                                                Weighted                   Weighted                               average
    Number of options                           average            average exercise        Number of       exercise price
          outstanding                          remaining           price of options          options           of options
                            Exercise prices       life                  outstanding      exercisable          exercisable
    -----------------   -------------------   -------------     -------------------  -----------------  -----------------
              436,852     $0.45 - $0.46           0.3              $0.45                     436,852                $0.45
              980,669     $1.23 - $1.73           1.8              $1.49                     980,669                $1.49
              326,791     $1.81 - $2.20           3.3              $4.34                     326,791                $4.34
            1,221,320     $2.21 - $2.93           2.41             $4.04                   1,113,726                $4.18
            4,576,180     $2.94 - $4.39           1.53             $6.67                   4,559,717                $6.68
           17,248,510     $4.40 - $19.72          6.27             $18.32                  5,967,340               $19.55
    -----------------                          ---------        ------------         ----------------   -----------------
           24,790,322                             4.89             $14.30                 13,385,095               $11.57
    -----------------                          ---------        ------------         ----------------   -----------------


Restricted Share Unit Plan

     During the year, the Company introduced a long-term incentive plan as retirement compensation for certain senior executives. Under the plan, the participants are awarded Restricted Share Units (RSUs) of which 50% vest after two years and the remainder after five years. The value of one RSU is equivalent to value of one common share of BioChem, is priced at market on the dates of the grants and is redeemable only upon the participant's retirement, death, resignation or termination. Compensation expense in respect of the RSUs is charged to income at the date of grant and totalled $345,000 in 2000.

Shareholder Rights Plan

     During 1995, the shareholders of the Company approved a Shareholder Rights Plan ("Rights Plan"). Under the Rights Plan, one common share purchase right was issued on April 28,1995, in respect of each outstanding common share and a share purchase right for each common share



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

issued thereafter. These rights are exercisable in a situation of public offering where certain conditions are not respected. Each right entitles the holder to purchase, from the Company, one common share at a specific price, subject to certain anti-dilution adjustments. The Rights Plan expires on June 30, 2003, or unless terminated earlier by the Company's Board of Directors. The purpose of the Rights Plan is to require anyone, who seeks to acquire 20% or more of the Company's voting shares, to present a bid complying with specific provisions. The application of the Rights Plan was waived on December 10, 2000 with respect to the proposed merger transaction with Shire.

Stock Options

     BioChem maintained a stock option plan intended for directors, officers, employees and consultants of BioChem. The total number of options that could be granted under the terms of the plan could not exceed 19,250,000. The exercise price of options granted under the plan was determined by the Board of Directors of BioChem and could not be lower than the market value on the date the options were granted. These options expire no later than ten years after the date they were granted, and vested immediately on the acquisition by Shire.

Deferred share unit plan

     In 1998, BioChem introduced a long-term incentive plan for directors and certain executives. Under the plan, the participants may elect to be allocated, in lieu of a cash payment, a portion or all of the annual bonus or fees in the form of Deferred Share Units ("DSU's"). The number of DSUs to be credited is based on the amount of the annual bonus in the case of executives, or director's fees in the case of directors, divided by the market value of BioChem's common shares at a predetermined date. The DSUs are redeemable (either in cash or common shares or a combination of cash and common shares) only upon the participant's retirement, death, resignation or termination. Compensation expense in respect of the DSUs is charged to income during the year incurred and amounted to $2,305,000 in 2000, $512,000 in 1999 and $641,000 in 1998.

Quarterly Results of Operations (Unaudited)

     The following table presents summarized unaudited quarterly results for the years ended December 31, 2000 and 1999 which have been restated from prior periods to reflect the merger of Shire Pharmaceuticals Group plc and BioChem Pharma, Inc., which became effective on May 11, 2001, as if the merger had occurred on January 1, 1998.

                                                 First               Second                Third               Fourth
Year ended December 31, 2000                     $'000                $'000                $'000                $'000
                                              --------             --------             --------             --------
Revenues                                       151,095              159,563              179,323              181,129
Gross profit                                   128,638              136,923              147,189              156,989
Net income                                      12,960              128,266               43,176               27,325

Basic net income per share                        2.7c                26.6c                 8.9c                 5.6c
                                              --------             --------             --------             --------
Diluted net income per share                      2.6c                25.9c                 8.8c                 5.5c


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
                                              --------             --------             --------             --------


Year ended December 31, 1999                     First               Second                Third               Fourth
                                                 $'000                $'000                $'000                $'000
                                              --------             --------             --------             --------
Revenues                                       125,295              129,772              138,918              143,268
Gross profit                                    99,946              109,393              108,823              116,044
Net income/(loss)                               16,047               23,832               19,635            (106,946)

Basic net income/(loss) per share                 3.3c                 4.8c                 4.1c              (22.0)c
                                              --------             --------             --------             --------
Diluted net income/(loss) per share               3.2c                 4.8c                 4.0c              (22.0)c
                                              --------             --------             --------             --------



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